                                                                     Exhibit 2.1


================================================================================

                          AGREEMENT AND PLAN OF MERGER

                                      among

                           HARVEST/AMI HOLDINGS INC.,

                            SIMON ACQUISITION CORP.,

                                       and

                        ASSOCIATED MATERIALS INCORPORATED

                           dated as of March 16, 2002

================================================================================

                                TABLE OF CONTENTS

                                                                                                                  PAGE
ARTICLE I             THE OFFER.................................................................................      1

         Section 1.1       The Offer............................................................................      1

         Section 1.2       Offer Documents......................................................................      3

         Section 1.3       Company Actions......................................................................      3

         Section 1.4       Directors............................................................................      5

ARTICLE II            THE MERGER................................................................................      6

         Section 2.1       The Merger...........................................................................      6

         Section 2.2       Closing..............................................................................      6

         Section 2.3       Effective Time.......................................................................      6

         Section 2.4       Effects of the Merger................................................................      6

         Section 2.5       Certificate of Incorporation; Bylaws.................................................      6

         Section 2.6       Directors; Officers..................................................................      7

ARTICLE III           EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
                      CORPORATIONS; EXCHANGE OF CERTIFICATES                                                          7

         Section 3.1       Effect on Capital Stock..............................................................      7

         Section 3.2       Stock Options; ESPP..................................................................      8

         Section 3.3       Payment for Shares...................................................................      9

ARTICLE IV            REPRESENTATIONS AND WARRANTIES............................................................     11

         Section 4.1       Representations and Warranties of Company............................................     11

         Section 4.2       Representations and Warranties of Parent and Merger Sub..............................     21

ARTICLE V             CONDUCT OF BUSINESS OF COMPANY............................................................     24

         Section 5.1       Conduct of Business of Company.......................................................     24

ARTICLE VI            ADDITIONAL COVENANTS......................................................................     27

         Section 6.1       Company Stockholders Meeting; Preparation of the Company Proxy Statement;
                           Short-Form Merger ...................................................................     27

         Section 6.2       Access to Information; Confidentiality...............................................     28

         Section 6.3       Reasonable Best Efforts..............................................................     28

         Section 6.4       Public Announcements.................................................................     29

         Section 6.5       Acquisition Proposals................................................................     29

         Section 6.6       Consents, Approvals and Filings......................................................     31

         Section 6.7       Employee Benefit Matters.............................................................     32

                                TABLE OF CONTENTS
                                   (continued)

         Section 6.8       Indemnification; Directors' and Officers' Insurance..................................     33

         Section 6.9       Transfer Taxes.......................................................................     34

         Section 6.10      Notes Tender Offer; Consent Solicitation.............................................     34

         Section 6.11      Financing-Related Cooperation........................................................     34

         Section 6.12      Solvency Opinion.....................................................................     35

ARTICLE VII           CONDITIONS PRECEDENT......................................................................     35

         Section 7.1       Conditions to Each Party's Obligation to Effect the Merger...........................     35

ARTICLE VIII          TERMINATION, AMENDMENT AND WAIVER.........................................................     36

         Section 8.1       Termination..........................................................................     36

         Section 8.2       Effect of Termination................................................................     38

         Section 8.3       Amendment............................................................................     40

         Section 8.4       Extension; Waiver....................................................................     40

         Section 8.5       Procedure for Termination, Amendment, Extension or Waiver............................     40

ARTICLE IX            GENERAL PROVISIONS........................................................................     40

         Section 9.1       Nonsurvival of Representations and Warranties........................................     40

         Section 9.2       Fees and Expenses....................................................................     40

         Section 9.3       Certain Definitions..................................................................     40

         Section 9.4       Notices..............................................................................     42

         Section 9.5       Interpretation.......................................................................     43

         Section 9.6       Entire Agreement; Third-Party Beneficiaries..........................................     43

         Section 9.7       Governing Law........................................................................     43

         Section 9.8       Waiver of Jury Trial.................................................................     43

         Section 9.9       Assignment...........................................................................     43

         Section 9.10      Enforcement..........................................................................     43

         Section 9.11      Severability.........................................................................     44

         Section 9.12      Counterparts.........................................................................     44

EXHIBIT A - Conditions to the Offer

                            DISCLOSURE SCHEDULE TABLE

Sections 4.1(a)    Organization Standing and Corporate Power; Significant
and 4.1 (b)        Subsidiaries

Section 4.1(c)     Authority; Noncontravention

Section 4.1(e)     Compliance With Laws

Section 4.1(f)     Capital Structure

Section 4.1(g)     Financial Statements; SEC Reports

Section 4.1(h)     Absence of Certain Changes and Events

Section 4.1(j)     Employee Benefit Matters

Section 4.1(k)     Taxes

Section 4.1(l)     Litigation

Section 4.1(m)     Labor and Employment Matters

Section 4.1(o)     Environmental Compliance

Section 4.1(p)     Material Contracts

Section 4.1(u)     Title to Properties; Encumbrances

Section 4.1(v)     Insurance

Section 5.1        Conduct of Business of Company

                                  DEFINED TERMS


2001 Form 10-K..............................           13

Acquisition Proposal........................           30

affiliate...................................           41

Agreement...................................            1

Applicable Law..............................           19

Benefit Plan................................           15

Board Percentage............................            5

business day................................           41

Cap.........................................           33

Capital Structure Date......................           13

Certificate of Merger.......................            6

Certificates................................            9

Closing.....................................            6

Closing Date................................            6

Code........................................           10

Commitment Letter...........................           23

Common Stock................................            1

Company.....................................            1

Company Disclosure Documents................           15

Company Employee............................           32

Company Employees...........................           32

Company Material Adverse Effect.............           41

Company Permits.............................           19

Company Proxy Statement.....................           15

Company Representatives.....................           29

Confidentiality Agreement...................           28

Continuing Directors........................            5

control.....................................           41

Delaware Courts.............................           43

Delaware State Secretary....................            6

DGCL........................................            1

Disclosure Schedule.........................           41

Dissenting Shares...........................            8

Effective Time..............................            6

Environmental Liability.....................           19

Environmental Matters.......................           19

Equity Commitment...........................           24

ERISA.......................................           15

ESPP........................................            8

Exchange Act................................            2

Expiration Date.............................            2

Filed SEC Reports...........................           13

Financial Advisor...........................            3

GAAP........................................           14

Governmental Entity.........................           12

HSR Act.....................................           12

Incentive Plan..............................            8

Indemnified Parties.........................           33

knowledge...................................           41

Lender......................................           23

Letter of Transmittal.......................            3

Liens.......................................           11

Material Contracts..........................           19

Merger......................................            1

Merger Consideration........................            7

Merger Sub..................................            1

Minimum Share Condition.....................    Exhibit A

Multiemployer Plan..........................           15

Note Indenture..............................           34

Notes.......................................           34

Notes Tender Offer..........................           34

Offer.......................................            1

Offer Completion Date.......................           37

Offer Consideration.........................            2

Offer Documents.............................            3

Offer to Purchase...........................            3

on a fully-diluted basis....................    Exhibit A

Option Consideration........................            8

Options.....................................            8

Outside Date................................            2

Parent......................................            1

Parent Expenses.............................           38

Parent Material Adverse Effect..............           22

Parent's Designees..........................            5

Paying Agent................................            9

Payment Fund................................            9

Permitted Investments.......................           10

person......................................           41

Preferred Stock.............................           13

Schedule 14D-9..............................            4

Schedule TO.................................            3

SEC.........................................            2

SEC Reports.................................           13

Securities Act..............................           12

Significant Subsidiary......................           11

Stockholders Meeting........................           27

Subsequent Offering Period..................            2

subsidiary..................................           41

Superior Proposal...........................           30

Surviving Corporation.......................            6

Tax.........................................           18

Tax Return..................................           18

Taxes.......................................           18

Tender Agreement............................            1

Termination Fee.............................           38

Third Party.................................           42

Transaction Financing.......................           23

Transfer Taxes..............................           34

                          AGREEMENT AND PLAN OF MERGER

      This AGREEMENT AND PLAN OF MERGER, dated as of March 16, 2002 (this "Agreement"), is made and entered into among HARVEST/AMI HOLDINGS INC., a Delaware corporation ("Parent"), SIMON ACQUISITION CORP., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"), and ASSOCIATED MATERIALS INCORPORATED, a Delaware corporation ("Company").

                                    RECITALS:

      A. The respective Boards of Directors of Parent, Merger Sub and Company each have determined that it would be advisable and in the best interests of their respective stockholders for Parent to acquire Company by means of a merger of Merger Sub with and into Company (the "Merger") on the terms and subject to the conditions set forth in this Agreement.

      B. As a first step in the acquisition, Parent and Company each desire that Parent cause Merger Sub to commence a cash tender offer (the "Offer") to purchase all of Company's outstanding shares of common stock, par value $0.0025 per share ("Common Stock") on the terms and subject to the conditions set forth in this Agreement.

      C. Parent and Merger Sub are unwilling to enter into this Agreement unless concurrently with the execution and delivery of this Agreement, a certain stockholder of Company enters into a Tender and Voting Agreement (the "Tender Agreement") with Parent and Merger Sub pursuant to which such stockholder will agree to tender all Common Stock with respect to which such stockholder has dispositive power pursuant to the Offer and to vote all Common Stock that such stockholder has the right to vote in favor of the Merger, in each case, subject to the terms of the Tender Agreement.

      D. The Board of Directors of Company has unanimously (i) determined that the Offer and the Merger are fair to, and in the best interests of, Company and the holders of Common Stock, and has declared that the Offer and the Merger are advisable, (ii) approved the Offer, the Merger and this Agreement, (iii) approved the Tender Agreement for the purposes of Section 203 of the General Corporation Law of the State of Delaware (the "DGCL"), and (iv) resolved to recommend (subject to the limitations contained in this Agreement) that the holders of Common Stock accept the Offer and tender their shares of Common Stock pursuant to the Offer and that the holders of Common Stock adopt this Agreement.

      NOW, THEREFORE, in consideration of the representations, warranties and covenants contained in this Agreement, the parties hereto by this Agreement agree as follows:

                                    ARTICLE I

                                    THE OFFER

      Section 1.1 The Offer.

            (a) Provided that this Agreement shall not have been terminated in accordance with Article VIII, as promptly as practicable (but in any event not later than five business days after the public announcement of the execution and delivery of this Agreement), Parent will cause Merger Sub to commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act")), the Offer to purchase all outstanding shares of Common Stock at a price of $50.00 per share, net to the seller in cash (such price or any higher price paid pursuant to the Offer, the "Offer Consideration"). Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time (as defined in Section 2.3) the outstanding shares of Common Stock shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Offer Consideration shall be correspondingly adjusted on a per-share basis to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction. The obligation of Parent and Merger Sub to commence the Offer, to consummate the Offer and to accept for payment and to pay for shares of Common Stock validly tendered in the Offer and not withdrawn shall be subject only to those conditions set forth in Exhibit A to this Agreement. Unless extended in accordance with Section 1(b), the Offer shall expire 20 business days after the date of its commencement (together with any extensions thereof, the "Expiration Date").

            (b) Without the prior written consent of Company, Merger Sub shall not (and Parent shall cause Merger Sub not to): (i) decrease or change the form of the Offer Consideration or decrease the number of shares of Common Stock sought pursuant to the Offer, (ii) amend any term of the Offer in any manner adverse to holders of Common Stock, (iii) change any condition to the Offer,
(iv) impose additional conditions to the Offer, (v) waive the Minimum Share Condition (as defined in Exhibit A to this Agreement), or (vi) extend the Expiration Date beyond the initial Expiration Date of the Offer. Notwithstanding the foregoing, Merger Sub may, without the consent of Company, and shall, at Company's request, extend the Offer at any time and from time to time: (i) if at the then scheduled Expiration Date any of the conditions to the Offer shall not have been satisfied or waived; and (ii) for any period required by any statute or rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or its staff applicable to the Offer; provided, however, that the Expiration Date may not be extended beyond May 16, 2002 (the "Outside Date"). If the Minimum Share Condition has been satisfied and all other conditions to the Offer have been satisfied or waived but less than 90% of the Common Stock, calculated on a fully diluted basis (as defined in Exhibit A to this Agreement), has been validly tendered and not withdrawn on the Expiration Date, Merger Sub shall accept and purchase all of the Common Stock tendered in the initial offer period and may amend the Schedule TO (as defined in Section 1.2(a)) and notify holders of Common Stock of Merger Sub's intent to provide a "subsequent offering period" (as such term is defined in Rule 14d-1 promulgated under the Exchange Act (the "Subsequent Offering Period")), as long as providing for the Subsequent Offering Period does not require the extension of the initial offer period under applicable rules and regulations of the SEC, for tender of at least 90% of the Common Stock pursuant to Rule 14d-11 of the Exchange Act, which Subsequent Offering Period shall not exceed 10 business days. Assuming the prior satisfaction or waiver of the conditions to the Offer set forth in Exhibit A to this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, as soon as legally permissible after the commencement of the Offer, accept for payment and pay for all shares of Common Stock validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the Expiration Date thereof.

            (c) Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to purchase any shares of Common Stock that Merger Sub becomes obligated to purchase pursuant to the Offer and shall be liable on a direct and primary basis for the performance by Merger Sub of its obligations under this Agreement.

      Section 1.2 Offer Documents.

            (a) As soon as practicable on the date of commencement of the Offer, Parent and Merger Sub shall file or cause to be filed with the SEC a Tender Offer Statement on Schedule TO (together with any supplements or amendments thereto, the "Schedule TO") with respect to the Offer which shall contain (as an exhibit) or shall incorporate by reference the offer to purchase (the "Offer to Purchase") and related letter of transmittal (the "Letter of Transmittal") and a summary advertisement, as well as other ancillary Offer documents and instruments required by Applicable Law (as defined in Section 4.1(o)) (the Schedule TO, the Offer to Purchase, the Letter of Transmittal, the summary advertisement and other ancillary Offer documents and instruments, together with any supplements or amendments thereto, the "Offer Documents") and shall be mailed promptly to the holders of Common Stock as required by applicable federal securities laws. Company will promptly supply to Parent and Merger Sub in writing, for inclusion in the Offer Documents, all information concerning Company required under the Exchange Act to be included in the Offer Documents.

            (b) Each of Parent, Merger Sub and Company shall promptly correct any information provided by them for use in the Offer Documents if and to the extent that such information shall be or have become false or misleading in any material respect, and Parent and Merger Sub shall take all lawful action necessary to cause the Schedule TO as so corrected to be filed promptly with the SEC, and the other Offer Documents as so corrected to be disseminated to holders of Common Stock as and to the extent required by applicable federal securities law. In conducting the Offer, Parent and Merger Sub shall comply in all material respects with the provisions of the Exchange Act and any other Applicable Law. Company and its counsel shall be promptly provided with copies of any comments received from the SEC or its staff with respect to the Offer Documents and shall be given a reasonable opportunity to review and comment on the Offer Documents and any amendments thereto prior to the filing thereof with the SEC.

      Section 1.3 Company Actions.

            (a) Company by this Agreement consents to the Offer and the Merger and represents and warrants that (i) its Board of Directors (at a meeting duly called and held) has (A) determined that each of this Agreement, the Offer and the Merger are fair to, and in the best interests of, Company and the holders of Common Stock, and has declared that the Offer and the Merger are advisable, (B) approved the Offer, the Merger and this Agreement in accordance with the provisions of the DGCL, (C) approved the Tender Agreement for purposes of
Section 203 of the DGCL, and (D) resolved (subject to the limitations contained in this Agreement) to recommend that the holders of Common Stock accept the Offer and tender their Common Stock pursuant to the Offer and that the holders of Common Stock adopt this Agreement and (ii) Salomon Smith Barney Inc. (the "Financial Advisor") has delivered to the Board of Directors of Company its opinion as described in Section 4.1(t). Company shall deliver to Parent a complete and correct executed copy of the written opinion of the Financial Advisor solely for informational purposes promptly after receipt thereof by Company. Subject to the provisions of Section 6.5(b), Company by this Agreement consents to the inclusion in the Offer Documents of the recommendation of the Board of Directors of Company in favor of the Offer and the adoption of this Agreement.

            (b) Company shall file with the SEC, contemporaneously with the filing by Parent and Merger Sub of the Schedule TO, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any supplements or amendments thereto, the "Schedule 14D-9") containing, subject to
Section 6.5(b), the recommendation of the Board of Directors of Company in favor of the Offer and the approval of this Agreement. Each of Parent and Merger Sub will promptly supply to Company in writing, for inclusion in the Schedule 14D-9, all information concerning Parent's Designees (as defined in Section 1.4), as required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and Company shall include such information in the Schedule 14D-9. Each of Company, Parent and Merger Sub shall promptly correct any information provided by them for use in the Schedule 14D-9 if and to the extent that such information shall be, or shall have become false or misleading in any material respect and Company shall take all lawful action necessary to cause the Schedule 14D-9 as so corrected to be filed promptly with the SEC and disseminated to the holders of Common Stock as and to the extent required by applicable federal securities law. Parent, Merger Sub and their counsel shall be promptly provided with copies of the Schedule 14D-9, any comments received from the SEC or its staff with respect to the Schedule 14D-9 and shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 and any amendments thereto prior to the filing thereof with the SEC.

            (c) In connection with the Offer, Company shall promptly furnish Parent with (or cause Parent to be furnished with) mailing labels, security position listings and all available listings or computer files containing the names and addresses of the record holders of Common Stock as of the latest practicable date and shall furnish Parent with (or cause Parent to be furnished with) such information and assistance (including updated lists of stockholders, mailing labels and lists of security positions) as Parent or its agents may reasonably request in communicating the Offer to the record and beneficial holders of Common Stock. Subject to the requirements of Applicable Law, and except for such actions as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, Parent and Merger Sub and each of their affiliates, associates, partners, employees, agents and advisors shall hold in confidence the information contained in such labels, lists and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement is terminated, shall deliver promptly to Company (or destroy and certify to Company in writing the destruction of) all copies of such information (and any copies, compilations or extracts thereof or based thereon) then in their possession or under their control.

            (d) Company represents and warrants that it has been advised that each of its directors and executive officers presently intends to tender pursuant to the Offer all Common Stock owned of record and beneficially by him, other than shares of Common Stock beneficially owned and represented by Options (as defined in Section 3.2) and except to the extent such tender would violate applicable securities laws; provided that the failure of any such director or executive officer to tender his shares pursuant to the Offer shall not constitute a breach of this Agreement.

      Section 1.4 Directors.

            (a) As soon as practicable after the purchase by Merger Sub pursuant to the Offer of such number of shares of Common Stock (together with any shares of Common Stock then owned by Parent or any of its subsidiaries (as defined in Section 9.3)) as represents a majority of the outstanding shares of Common Stock (on a fully diluted basis), (i) Parent shall be entitled to designate such number of directors ("Parent's Designees"), rounded up to the next whole number that will give Parent, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board of Directors of Company equal to at least the product of (x) the number of directors on the Board of Directors of Company (giving effect to any increase in the number of directors pursuant to this Section 1.4) and (y) the percentage that such number of shares of Common Stock so purchased in the Offer (together with any shares of Common Stock then owned by Parent or any of its subsidiaries) bears to the aggregate number of shares of Common Stock outstanding on the date of purchase (such number being, the "Board Percentage"), and (ii) Company shall use its reasonable best efforts to cause Parent's Designees to be appointed to the Board of Directors of Company (including using reasonable best efforts to cause relevant directors to resign and/or increasing the size of the Board of Directors of Company (subject to the limitations set forth in the certificate of incorporation and bylaws of Company)). At the request of Parent, Company will use its reasonable best efforts to cause Parent's Designees to constitute the Board Percentage of each committee of the Board of Directors of Company, each Board of Directors of each subsidiary of Company and each committee of each such Board of Directors. Company's obligations to appoint such Parent's Designees shall be subject in all instances to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder and shall include, provided that all required information regarding Parent's Designees is provided to Company in advance in a timely manner by Parent, (i) mailing to its stockholders the information required by
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder or (ii) including such information in the Schedule 14D-9 filed with the SEC and distributed to the stockholders of Company. Merger Sub will supply to Company in writing and Parent and Merger Sub will be solely responsible for any information with respect to either of them, their nominees, officers, directors and affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder to be included in the Schedule 14D-9. Notwithstanding the foregoing, at all times prior to the Effective Time, the parties to this Agreement shall use their respective reasonable best efforts to ensure that Company's Board of Directors shall include at least two Continuing Directors (as defined in Section 1.4(b)). The provisions of this Section 1.4(a) are in addition to, and shall not limit, any rights that Parent, Merger Sub or any of their respective affiliates may have as record or beneficial owners of Common Stock as a matter of Applicable Law with respect to the election of directors of Company or otherwise.

            (b) Following the election or appointment of Parent's Designees pursuant to this Section 1.4 and prior to the Effective Time, any amendment or termination of this Agreement, waiver of the obligations or other acts of Parent or Merger Sub or waiver of Company's rights hereunder shall require the concurrence of a majority of the Continuing Directors then in office. For purposes of this Agreement, the term "Continuing Directors" means at any time (i) those directors of Company who are directors on the date of this Agreement and who voted to approve this Agreement, and (ii) such additional directors of Company who are not related to or affiliated with Parent, Merger Sub or any of their affiliates and who were designated as "Continuing Directors" for purposes of this Agreement by a majority of the Continuing Directors in office at the time of such designation.

                                   ARTICLE II

                                   THE MERGER

      Section 2.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, the Merger shall be effected and Merger Sub shall be merged with and into Company at the Effective Time and the separate existence of Merger Sub shall cease and Company shall continue as the surviving corporation (as such, the "Surviving Corporation").

      Section 2.2 Closing. Unless this Agreement shall have been terminated and the transactions contemplated by this Agreement shall have been abandoned pursuant to Article VIII, and subject to the satisfaction or waiver of all of the conditions set forth in Article VII, the closing of the Merger (the "Closing") will take place as soon as practicable, but in any event within three business days following satisfaction or waiver (if permissible) of all of the conditions set forth in Article VII, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver (if permissible) of those conditions, at the offices of Jones, Day, Reavis & Pogue in Dallas, Texas, unless another date, time or place is agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to as the "Closing Date."

      Section 2.3 Effective Time. On the Closing Date (or on such other date as Parent and Company may agree), the parties hereto shall file with the Secretary of State of the State of Delaware (the "Delaware State Secretary") a certificate of merger or, if applicable, a certificate of ownership and merger (as applicable, the "Certificate of Merger") meeting the requirements of the DGCL and any other appropriate documents, executed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective upon the filing of the Certificate of Merger with the Delaware State Secretary, or at such later time as is agreed to by Parent and Company and specified in the Certificate of Merger (the "Effective Time").

      Section 2.4 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property of Company and Merger Sub shall vest in the Surviving Corporation, and all liabilities and obligations of Company and Merger Sub shall become liabilities and obligations of the Surviving Corporation.

      Section 2.5 Certificate of Incorporation; Bylaws. At the Effective Time,
(a) the certificate of incorporation of Merger Sub as in effect at the Effective Time shall, from and after the Effective Time, be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended in accordance with the provisions thereof and Applicable Law, except that Article FIRST of the certificate of incorporation of the Surviving Corporation shall be amended to read in its entirety as follows: "The name of the corporation is "Associated Materials Incorporated;" and (b) the bylaws of Merger Sub as in effect at the Effective Time shall, from and after the Effective Time, be the bylaws of the Surviving Corporation until thereafter changed or amended in accordance with the provisions thereof and Applicable Law.

      Section 2.6 Directors; Officers. From and after the Effective Time, (a) the directors of Merger Sub shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, and (b) the officers of Company shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly appointed and qualified, as the case may be.

                                  ARTICLE III

                    EFFECT OF THE MERGER ON THE CAPITAL STOCK
            OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

      Section 3.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of Common Stock or any other shares of capital stock of Company or Merger Sub:

            (a) Common Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

            (b) Cancellation of Treasury Shares and Parent-Owned Shares. Each share of Common Stock issued and outstanding immediately prior to the Effective Time that is owned by Company, any subsidiary of Company or otherwise held in the treasury of Company, or by Parent, Merger Sub or any other subsidiary of Parent (other than shares in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties) shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

            (c) Conversion of Shares. Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock to be canceled and retired in accordance with Section 3.1(b) and any Dissenting Shares (as defined in Section 3.1(d))) shall be converted into the right to receive the Offer Consideration, payable in cash to the holder thereof, without any interest thereon (the "Merger Consideration") in accordance with
Section 3.3. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time, the outstanding shares of Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Merger Consideration shall be correspondingly adjusted on a per-share basis to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

            (d) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, but only to the extent required by the DGCL, shares of Common Stock issued and outstanding immediately prior to the Effective Time held by any person who has the right to demand, and who properly demands, an appraisal of such shares of Common Stock ("Dissenting Shares") in accordance with Section 262 of the DGCL (or any successor provision) shall not be converted into a right to receive the Merger Consideration, but shall only become the right to receive such consideration as may be determined to be due such holder of Dissenting Shares pursuant to Delaware law. If, after the Effective Time, any such holder fails to perfect, loses or withdraws any such right to appraisal, each share of Common Stock of such holder shall be treated as a share of Common Stock that had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 3.1(c). At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL (or any successor provision) and as provided in the immediately preceding sentence. Company shall give Parent and Merger Sub (x) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other related instruments received by Company after the date of this Agreement and (y) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal. Company shall not voluntarily make any payment with respect to any demands for appraisal and shall not, except with the prior written consent of Parent, settle or offer to settle any demand.

            Section 3.2 Stock Options; ESPP. At the Effective Time, each holder of a then-outstanding option to purchase shares of Common Stock under Company's Amended and Restated 1994 Stock Incentive Plan (the "Incentive Plan") (a true and correct copy of which, together with forms of all applicable stock option agreements, has been made available by Company to Parent), whether or not then exercisable (the "Options"), shall, in settlement thereof, receive for each share of Common Stock subject to such Option an amount (subject to any applicable withholding tax) in cash equal to the difference between the Merger Consideration and the per share exercise price of such Option to the extent such difference is a positive number (such amount being hereinafter referred to as the "Option Consideration"). Surviving Corporation will provide instructions to the holders of Options as soon as practicable after the Effective Time, in order to permit Option holders to receive the Option Consideration. Payment for Options shall be made by Surviving Corporation, subject to the terms and conditions of this Agreement, as soon as practicable after the Effective Time. Upon receipt of the Option Consideration therefor, each Option shall be deemed canceled. The surrender of an Option to Surviving Corporation in exchange for the Option Consideration shall be deemed a release of any and all rights the holder had or may have had in respect of such Option. Prior to the Effective Time, Company shall take all action necessary to (i) terminate the Incentive Plan effective as of the Effective Time, and (ii) cause, pursuant to Section 8 of the Incentive Plan, all outstanding Options to, effective as of the Effective Time, represent the right, upon exercise, to receive an amount in cash equal to the Option Consideration and no longer represent the right to receive, upon exercise, Common Stock or any other equity securities of Company, Parent, Surviving Corporation or any other person. On December 27, 2001, the Board of Directors of Company suspended the Company Employee Stock Purchase Plan (the "ESPP") effective as of December 31, 2001 and as of the date of this Agreement, no Purchase Period (as that term is defined in the ESPP) is presently pending. The Company shall take all action necessary to (i) continue the suspension of the ESPP until the earlier of (A) the Effective Time (and as a result, cause no Purchase Period to commence), or (B) the termination of this Agreement pursuant to Article VIII, and (ii) cause the ESPP to be terminated effective as of the Effective Time. Notwithstanding the foregoing, Parent and any employee of Company or its Significant Subsidiary (as defined in Section 4.1(b)) may, prior to the Effective Time, agree in writing with Parent that all or a portion of the Options held by such employee shall, in lieu of being canceled in consideration for the payment of the Option Consideration, be exchanged for or converted into options to acquire equity securities of Parent in a manner to be agreed to between Parent and such employee. In such event, the Surviving Corporation shall not make any payment of Option Consideration in respect of such converted or exchanged Options.

      Section 3.3 Payment for Shares.

            (a) Payment Fund. Concurrently with the Effective Time, Parent shall deposit, or shall cause to be deposited, with or for the account of a bank or trust company designated by Parent, which shall be reasonably satisfactory to Company (the "Paying Agent"), for the benefit of the holders of shares of Common Stock, cash in an amount sufficient to pay the aggregate Merger Consideration payable upon the conversion of shares of Common Stock pursuant to Section 3.1(c) (the "Payment Fund").

            (b) Letter of Transmittal; Surrender of Certificates. As soon as reasonably practicable after the Effective Time, Parent shall instruct the Paying Agent to mail to each holder of record (other than Company, any subsidiary of Company, Parent, Merger Sub or any other subsidiary of Parent) of a certificate or certificates that, immediately prior to the Effective Time, evidenced outstanding shares of Common Stock (the "Certificates"): (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions as are reasonable and customary in transactions such as the Merger) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereon, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor cash in an amount equal to the product of (i) the number of shares of Common Stock theretofore represented by such Certificate and (ii) the Merger Consideration, and the Certificate so surrendered shall forthwith be canceled. No interest shall be paid or accrued on any cash payable upon the surrender of any Certificate. If payment is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the surrendered Certificate or established to the satisfaction of Parent and the Surviving Corporation that such taxes have been paid or are not applicable.

            (c) Cancellation and Retirement of Shares; No Further Rights. As of the Effective Time, all shares of Common Stock (other than shares of Common Stock to be canceled in accordance with Section 3.1(b) and other than Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of any such shares of Common

Stock shall cease to have any rights with respect thereto or arising therefrom (including without limitation the right to vote), except the right to receive the Merger Consideration, without interest, upon surrender of such Certificate in accordance with Section 3.3(b), and until so surrendered, each such Certificate shall represent for all purposes only the right to receive the Merger Consideration, without interest. The Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this Section 3.3 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Common Stock theretofore represented by such Certificates.

            (d) Investment of Payment Fund. The Paying Agent shall invest the Payment Fund, as directed by Parent in (i) (A) direct obligations of the United States of America, (B) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (C) commercial paper rated the highest quality by either Moody's Investors Services, Inc. or Standard & Poor's Corporation, or (D) certificates of deposit, bank repurchase agreements or bankers' acceptances of commercial banks with capital exceeding $500 million, in each case, having a maturity not greater than 90 days (collectively, "Permitted Investments") or (ii) money market funds that are invested solely in Permitted Investments. Any net earnings with respect to the Payment Fund shall be the property of and paid over to Parent as and when requested by Parent.

            (e) Termination of Payment Fund. Any portion of the Payment Fund which remains undistributed to the holders of Certificates one year after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Certificates that have not theretofore complied with this Section
3.3 shall thereafter look only to the Surviving Corporation, and only as general creditors thereof, for payment of their claim for any Merger Consideration.

            (f) No Liability. None of Parent, Merger Sub, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any payments or distributions payable from the Payment Fund and delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

            (g) Withholding Rights. The Surviving Corporation and to the extent required by Applicable Law, Merger Sub, shall be entitled to deduct and withhold, or cause to be deducted or withheld, from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Common Stock or Options such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of applicable state, local or foreign tax law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holders in respect of which such deduction and withholding was made.

            (h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim which may be made against it with respect to such Certificate, the Paying Agent will issue, in each case, in exchange for such affidavit and the posting of the bond, the Merger Consideration, payable in respect thereof pursuant to this Agreement.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

      Section 4.1 Representations and Warranties of Company. Company represents and warrants to Parent and Merger Sub, except as set forth in the Filed SEC Reports (as defined in Section 4.1(g)) or in the Disclosure Schedule (as defined in Section 9.3), as follows:

            (a) Organization, Standing and Corporate Power. Company is duly organized, validly existing and in good standing as a corporation under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined in Section 9.3). Company has made available to Parent complete and correct copies of the certificate of incorporation and bylaws of Company, in each case as amended to the date of this Agreement.

            (b) Significant Subsidiary. Exhibit 21.1 to the 2001 Form 10-K (as defined in Section 4.1(g)), sets forth the only "Significant Subsidiary" of Company (defined to be the subsidiaries of Company that are, as of the date of this Agreement, significant subsidiaries of Company, as defined in Rule 1-02(w) of Regulation S-X, promulgated by the SEC). All of the capital stock and other equity interests of the Significant Subsidiary are owned of record and beneficially by Company. The Significant Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite power and authority to carry on its business as now being conducted. The Significant Subsidiary of Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Company has made available to Parent complete and correct copies of the governing documents of the Significant Subsidiary of Company, as amended to the date of this Agreement. All the issued and outstanding shares of capital stock or other equity owned by Company of or in the Significant Subsidiary of Company are validly issued, fully paid and nonassessable and are owned by Company, beneficially and of record, free and clear of all liens, security interests, charges, pledges, encumbrances or restrictions of any kind or nature ("Liens"). The Significant Subsidiary of Company has no (i) outstanding securities convertible into or exchangeable or exercisable for any shares of its capital stock, there are no outstanding options, warrants or other rights to purchase or acquire any of its capital stock, no irrevocable proxies with respect to such shares, and no contracts, commitments, understandings, arrangements or restrictions by which the Significant Subsidiary of the Company or Company is bound to issue additional shares of the capital stock of the Significant Subsidiary of the Company or (ii) authorized or outstanding bonds, debentures, notes or other indebtedness which entitle the holders to vote (or convertible or exercisable for or exchangeable into securities which entitle the holders to vote) with holders of Common Stock on any matter. Except for Company's Significant Subsidiary, Company does not own, directly or indirectly, any capital stock or other equity securities of any person. The organizational documents of the Significant Subsidiary of Company do not contain any provision limiting or otherwise restricting the ability of Company to control its Significant Subsidiary.

            (c) Authority; Noncontravention. Company has the requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement and, subject to the approval of holders of Common Stock with respect to the consummation of the Merger, to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by Company, and the consummation by Company of the transactions contemplated by this Agreement, have been duly authorized and approved by its Board of Directors, and no other corporate action on the part of Company is necessary to authorize the execution, delivery and performance of this Agreement by Company and the consummation of the transactions contemplated by this Agreement, subject to the approval of its stockholders as contemplated by
Section 6.1(a). This Agreement has been duly executed and delivered by Company and, assuming that this Agreement constitutes a valid and binding obligation of each of Parent and Merger Sub, constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, (i) conflict with any of the provisions of the certificate of incorporation or bylaws of Company or the organizational documents of its Significant Subsidiary, in each case as amended to the date of this Agreement,
(ii) conflict with, result in a breach of or default under (with or without notice or lapse of time, or both) any contract, agreement, indenture, mortgage, deed of trust, lease or other instrument to which Company is a party or by which Company or its Significant Subsidiary or any of their respective assets is bound or subject, or (iii) subject to the governmental filings and other matters referred to in Section 4.1(d), contravene any Applicable Law or any order, writ, judgement, decree, determination or award currently in effect that is applicable to Company or its Significant Subsidiary, which, in the case of clauses (ii) and
(iii) above has, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

            (d) Consents and Approvals. No consent, approval or authorization of, or declaration or filing with, or notice to, any domestic or foreign governmental agency or regulatory authority (a "Governmental Entity"), is required by or with respect to Company or its Significant Subsidiary in connection with the execution and delivery of this Agreement by Company or the consummation by Company of the transactions contemplated by this Agreement, except for (i) compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) compliance with any applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), and the Exchange Act,
(iii) the filing of the Certificate of Merger with the Delaware State Secretary and appropriate documents with the relevant authorities of other states in which Company is qualified to do business and (iv) any other consents, approvals, authorizations, filings or notices which, if not made or obtained, does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

            (e) Compliance with Laws. Neither Company nor its Significant Subsidiary is in violation of any order of any Governmental Entity or any Applicable Law, except where such violation does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

            (f) Capital Structure. The authorized capital stock of Company consists solely of (i) 15,000,000 shares of Common Stock, and (ii) 100,000 shares of preferred stock, par value $0.01 per share, of Company ("Preferred Stock"). At the close of business on March 15, 2002 (the "Capital Structure Date"): (i) 6,774,027 shares of Common Stock were issued and outstanding, (ii) no shares of Preferred Stock were issued and outstanding, (iii) 558,000 shares of Common Stock were reserved for issuance pursuant to outstanding Options granted under the Incentive Plan, and (iv) 1,078,476 shares of Common Stock were held by Company in its treasury. Except as set forth in the first sentence of this Section 4.1(f), at the close of business on the Capital Structure Date, no shares of capital stock or other equity securities of Company were issued, reserved for issuance or outstanding. Since the close of business on the Capital Structure Date, no shares of capital stock or other equity securities of Company have been issued or reserved for issuance or become outstanding, other than shares of Common Stock described in clause (iii) of the first sentence of this
Section 4.1(f) that have been issued upon the exercise of outstanding Options granted under the Incentive Plan. All outstanding shares of capital stock of Company are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as described in this Section 4.1(f), Company does not have outstanding any securities convertible into or exchangeable or exercisable for any shares of its capital stock, there are no outstanding options, warrants or other rights to purchase or acquire any of its capital stock, and there are no contracts, commitments, understandings, arrangements or restrictions by which Company is bound to issue additional shares of its capital stock. Company has no authorized or outstanding bonds, debentures, notes or other indebtedness that entitle the holders to vote (or convertible or exercisable for or exchangeable into securities that entitle the holders to vote) with holders of Common Stock on any matter.

            (g) Financial Statements; SEC Reports. Company has previously made available to Parent and Merger Sub true and complete copies of (i) its Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and its Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (the "2001 Form 10-K") filed by Company with the SEC, (ii) proxy statements relating to all of Company's meetings of stockholders (whether annual or special) held or scheduled to be held since December 31, 2000 and (iii) each other registration statement, proxy or information statement, quarterly report on Form 10-Q or current report on Form 8-K filed since December 31, 2000 by Company with the SEC (such items referenced in (i) through (iii) whether filed before, on or after the date of this Agreement, "SEC Reports"). For the purposes of this Agreement, the term "Filed SEC Reports" means only those SEC Reports filed and publicly available prior to the date of this Agreement. Since December 31, 2000, Company has complied in all material respects with its SEC filing obligations under the Exchange Act and the Securities Act. Except as set forth in or amended by a subsequent Filed SEC Report, the financial statements and related schedules and notes thereto of Company contained in the SEC Reports were prepared in accordance with accounting principles generally accepted in the United States ("GAAP") (except, in the case of interim unaudited financial statements which have been prepared in all material respects in accordance with Rule 10-01 of Regulation S-X) applied on a consistent basis except as noted therein, and present fairly in all material respects the consolidated financial position of Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and their cash flows for the periods then ended, subject (in the case of interim unaudited financial statements which have been prepared in all material respects in accordance with Rule 10-01 of Regulation S-X) to normal year-end audit adjustments, and, except as set forth in or amended by a subsequent Filed SEC Report, such financial statements complied as to form as of their respective dates in all material respects with applicable rules and regulations of the SEC. Each SEC Report was prepared in accordance with the requirements of the Securities Act or the Exchange Act, as applicable, and did not, as of the date of effectiveness in the case of a registration statement, the date of mailing in the case of proxy statements or the date of filing in the case of any other SEC Reports, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, except as set forth in or amended by a subsequent Filed SEC Report.

            (h) Absence of Certain Changes or Events. Since December 31, 2001 there has not been (i) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of Company or any redemption or other acquisition by Company or its Significant Subsidiary of any of the capital stock of Company or its Significant Subsidiary; (ii) any issuance by Company, or agreement or commitment of Company to issue, any shares of Common Stock or securities convertible into or exchangeable for shares of Company Common Stock, except for the issuance of shares of Common Stock in accordance with the terms of outstanding Options and shares of Common Stock issued pursuant to the ESPP with respect to the Purchase Period under the ESPP that expired on December 31, 2001; (iii) any change by Company in accounting methods, principles or practices except as required by Applicable Law or GAAP; (iv) any material increase in wages or bonus, severance, profit sharing, retirement, deferred compensation, change of control, insurance or other compensation or benefits or any new compensation or benefit plans or arrangements or any amendments to any Benefit Plans (as defined in Section 4.1(j)) existing on December 31, 2001, in each case for officers of Company or its Significant Subsidiary, other than bonus payments made in the ordinary course of business consistent with past practice and such other actions taken in the ordinary course of business or otherwise disclosed to Parent in writing prior to the date of this Agreement;
(v) any material transaction or any material agreement outside the ordinary course of business; (vi) any Tax election or settlement and/or compromise of any Tax liability, preparation of any Tax Returns (as defined in Section 4.1(k)) or incurrence of any liability for Taxes other than in the ordinary course of business or filing of a claim for refund of an amount of Taxes, in each case, material to Company and its subsidiaries, taken as a whole; or (vii) any agreement or commitment, whether in writing or otherwise, to take any action described in Section 4.1(h)(i) through 4.1(h)(vi). During the period beginning on January 1, 2002 and ending on the date of this Agreement, there has not been any change or development that has had a Company Material Adverse Effect. Since December 31, 2001, Company has conducted its business in all material respects in the ordinary course, consistent with past practice, except as contemplated by the Filed SEC Reports and this Agreement.

            (i) Disclosure Documents.

                  (i) Each document required to be filed by Company with the SEC in connection with the transactions contemplated by this Agreement (the "Company Disclosure Documents") including, without limitation, the Schedule 14D-9, the proxy or information statement of Company (the "Company Proxy Statement"), if any, to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto, will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act.

                  (ii) At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of Company, at the time such stockholders vote on adoption of this Agreement and approval of the Merger and at the Effective Time, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. At the time of the filing of any Company Disclosure Document other than the Company Proxy Statement, at the time of any distribution thereof and, except as subsequently amended or supplemented, throughout the remaining pendency of the Offer, each Company Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in paragraphs (i) and (ii) of this Section 4.1(i) will not apply to statements or omissions included in the Company Disclosure Documents (including the Company Proxy Statement, if any), based upon information furnished to Company in writing by Parent or Merger Sub specifically for use therein.

                  (iii) The information with respect to Company that Company furnishes to Parent or Merger Sub in writing specifically for use in the Offer Documents will not, at the time of the filing thereof, at the time of any distribution thereof and, except as subsequently amended or supplemented, throughout the remaining pendency of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                  (j) Employee Benefit Matters. As used in this Agreement, the term "Benefit Plan" means each employee benefit plan and each other material benefit, severance, termination, retention, change in control, stock option, stock purchase and stock-based or compensation arrangement, plan or agreement covering employees of Company or its Significant Subsidiary or to which Company or its Significant Subsidiary contributes or is obligated to contribute or has any unsatisfied liability, other than any plan or arrangement mandated by law and other than a multiemployer plan as defined in Sections 3(37) and 4001(a)(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") ("Multiemployer Plan"). The Benefit Plans and the Multiemployer Plans are listed in Schedule 4.1(j) of the Disclosure Schedule. Correct and complete copies of the Benefit Plans, together with, to the extent applicable, all current summary plan descriptions, the annual report on Form 5500 (including attachments thereto) for each of the last three plan years, the most recent actuarial valuation report and the most recent Internal Revenue Service determination letter, have been made available to Parent.

To the extent applicable, each Benefit Plan intended to be qualified under
Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and to Company's knowledge, nothing has occurred since that would adversely affect such qualification. In addition: (i) each Benefit Plan has been maintained and administered in compliance with its terms and with all Applicable Laws, including, without limitation, ERISA and the Code, except for any failure to so comply that could not, individually, or in the aggregate, reasonably be expected to result in a material liability of Company; (ii) there are no pending, nor has Company received written notice of any threatened, claims, audits, investigations or administrative proceedings against or otherwise involving any of the Benefit Plans (other than routine claims for benefits that could not, individually, or in the aggregate, reasonably be expected to result in a material liability of Company); (iii) all contributions required to be made as of the date of this Agreement to the Benefit Plans have been made or provided for; (iv) no Benefit Plan covered by Title IV of ERISA has been terminated, and no proceedings have been instituted to terminate or appoint a trustee under Title IV of ERISA to administer any Benefit Plan; (v) no reportable event as defined in Section 4043 of ERISA has occurred with respect to any Benefit Plan covered by Title IV of ERISA; (vi) no Benefit Plan subject to Section 412 of the Code or Section 302 of ERISA has incurred any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA; and (vii) none of Company, its Significant Subsidiary or, to the knowledge of Company, any other disqualified person or party in interest (as such terms are defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transaction, act or omission to act in connection with any Benefit Plan that could reasonably be expected to result in the imposition of a penalty or fine pursuant to Section 502 of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975 of the Code, except for any penalty, fine, damages or tax that could not, individually or in the aggregate, reasonably be expected to result in a material liability of Company. Neither Company nor its Significant Subsidiary has contributed to, or has been required to contribute to, any Multiemployer Plan. As of the date of this Agreement, neither Company nor its Significant Subsidiary has incurred any unsatisfied withdrawal liability under Part 1 of Subtitle E of Title IV of ERISA to any Multiemployer Plan. The number of employees for which Company and its Significant Subsidiary contribute to Multiemployer Plans does not exceed 50 employees as of the date of this Agreement, and the aggregate contributions of Company and its Significant Subsidiary to all such Multiemployer Plans for the calendar year 2001 did not exceed $150,000. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional acts or subsequent event) result in any "excess parachute payment" for purposes of Section 280G or 4999 of the Code. Except for continuation health coverage required under Applicable Law, Company has no present or future obligation to make any material payment to or under any "employee welfare plan" (as defined in Section 3(1) of ERISA) which provides benefits to retirees or to otherwise provide post-employment or retiree health, life insurance or other welfare benefits.

            (k) Taxes.

                  (i) Company and its Significant Subsidiary have each timely filed all material federal, state, local and foreign Tax Returns (as defined in this Section 4.1(k)) required to be filed by it, or on its behalf, for taxable years or other taxable periods ending on or prior to the Offer Completion Date, taking into account any applicable extensions, and all such Tax

Returns are correct and complete in all respects material to Company and its subsidiaries, taken as a whole.

                  (ii) All Taxes and Tax liabilities material to Company and its subsidiaries, taken as a whole, and due by or with respect to the income, assets or operations of Company and its Significant Subsidiary for all taxable years or other taxable periods that end on or before the Offer Completion Date and, with respect to any taxable year or other taxable period beginning on or before and ending after the Offer Completion Date, the portion of such taxable year or period ending on and including the Offer Completion Date, have been timely paid or will be timely paid in full on or prior to the Offer Completion Date or accrued and adequately disclosed and fully provided for in the SEC Reports to the extent and only to the extent required with respect to such periods or portions thereof in accordance with GAAP.

                  (iii) As of the date of this Agreement, neither Company nor its Significant Subsidiary (A) has any knowledge of any pending audit or other examination of Taxes by the tax authorities of any nation, state or locality or
(B) has received any written notice from any taxing authority relating to any issue that could affect the Tax liability of Company and/or its Significant Subsidiary in a manner material to Company and its subsidiaries, taken as a whole.

                  (iv) As of the date of this Agreement, neither Company nor its Significant Subsidiary (A) has entered into an agreement or waiver or been requested in writing to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of Company or its Significant Subsidiary that has not expired or (B) is presently contesting the Tax liability of Company or its Significant Subsidiary before any court, tribunal or agency.

                  (v) Neither Company nor its Significant Subsidiary has been included in any "consolidated," "unitary" or "combined" Tax Return provided for under the law of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired.

                  (vi) As of the date of this Agreement, no written claim has been made since January 1, 2000, by any taxing authority in a jurisdiction where Company or its Significant Subsidiary does not file Tax Returns that Company or its Significant Subsidiary is or may be subject to material taxation by that jurisdiction.

                  (vii) There are no tax sharing, allocation, indemnification or similar agreements in effect as between Company or its Significant Subsidiary or any predecessor or affiliate thereof and any other party under which Company, Parent or the Surviving Corporation or any subsidiary thereof could be liable for any Taxes or other claims of any party.

                  (viii) Neither Company nor its Significant Subsidiary has applied for, been granted, or agreed to any accounting method change for which it will be required to take into account any material adjustment under Section 481 of the Code or any similar provision of the Code or the corresponding tax laws of any nation, state or locality.

                  (ix) There are no material Liens for Taxes on the assets of Company or its Significant Subsidiary except for Liens for current Taxes not yet due or that are being contested in good faith.

                  (x) All Taxes material to Company and its subsidiaries, taken as a whole, and that Company or its Significant Subsidiary has been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been or will be duly and timely paid to the proper taxing authority.

            As used in this Agreement, (i) "Tax" or "Taxes" shall mean all taxes, fees, levies, assessments or other governmental charges imposed by the United States, or any state, local or foreign government or subdivision or agency thereof including, without limitation, income, gross receipts, excise, real and personal property, sales, use, transfer, license, employment, payroll, franchise taxes, profits, capital gains, capital stock, value-added, occupation, excise, severance, windfall profits, stamp, social security, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person and (ii) "Tax Return" shall mean any report, return or other information (including forms, statements, elections, declarations, disclosures, schedules and estimates) required to be supplied to any taxing authority in connection with Taxes.

            (l) Litigation. As of the date of this Agreement, there are no actions, suits or proceedings at law or in equity, or any arbitration or any administrative or other proceeding (or to Company's knowledge, any investigations) pending, publicly announced or, to Company's knowledge, threatened in writing against or affecting Company or its Significant Subsidiary, or any of their respective properties or rights and there are no orders, writs, judgments, injunctions, decrees, determinations or awards of any Governmental Entity outstanding against Company or its Significant Subsidiary that, in each case, have, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

            (m) Labor and Employment Matters. Neither Company nor its Significant Subsidiary is a party to, or bound by, any collective bargaining agreement or other contract, agreement or understanding with a labor union or labor organization. Except for such matters which do not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, there is no (i) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of Company, threatened in writing against Company or its Significant Subsidiary relating to their respective businesses, (ii) to the knowledge of Company, activity or proceeding by a labor union or representative thereof to organize any employees of Company or its Significant Subsidiary, or (iii) lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees.

            (n) Permits. Company and its Significant Subsidiary are each in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity or court necessary for Company and its Significant Subsidiary to own, lease and operate their respective properties or to carry on their respective business as it is now being conducted (the "Company Permits"), except where the failure to have any of the Company Permits does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, no suspension or cancellation of any of the Company Permits is pending or, to Company's knowledge threatened in writing, except where the suspension or cancellation of any of the Company Permits, individually or in the aggregate, does not have, and would not reasonably be expected to have a Company Material Adverse Effect.

            (o) Environmental Compliance. Except for any non-compliance which does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) Company and its Significant Subsidiary are each in compliance with all Applicable Laws relating to Environmental Matters (as defined in this Section 4.1(o)); (ii) Company has obtained, and is in compliance with, all permits, licenses, authorizations, registrations and other governmental consents required by Applicable Laws for the use, storage, treatment, transportation, release, emission and disposal of raw materials, by-products, wastes and other substances used or produced by or otherwise relating to the operations of Company; and (iii) to Company's knowledge, there are no past or present events, conditions, or activities by Company or relating to any property owned or operated by Company or its Significant Subsidiary that would reasonably be expected to prevent compliance or continued compliance with any Applicable Law relating to Environmental Matters or that would reasonably be expected to give rise to any Environmental Liability (as defined in this Section 4.1(o)); and (iv) as of the date of this Agreement, there are no claims, proceedings or actions against Company or its Significant Subsidiary by any Governmental Entity or other person pending or, to the knowledge of Company, threatened with respect to Environmental Matters, nor, to the knowledge of Company, are there any investigations by any Governmental Entity involving Company or its Significant Subsidiary with respect to Environmental Matters.

      As used in this Agreement, the term "Environmental Matters" means any matter arising out of or relating to pollution or protection of the environment, including matters relating to emissions, discharges, disposal releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land. "Environmental Liability" shall mean any liability or obligation arising under any Applicable Law (including, without limitation, any liability for personal injury, property damage or remediation) that results from, or is based upon or related to, the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste. "Applicable Law" shall mean any statute, ordinance, rule, regulation, judgment, order or decree applicable to Company.

            (p) Material Contracts. (i) There have been made available to Parent true, correct and complete copies of all of the following executory contracts to which Company or its Significant Subsidiary is a party or by which either is bound as of the date of this Agreement (collectively, the "Material Contracts"):
(A) contracts with any current or former officer or director of Company or its Significant Subsidiary; (B) contracts (x) for the sale of any of the material assets or any material amount of assets of Company or its Significant Subsidiary, other than contracts entered into in the ordinary course of business, or (y) for the grant to any person of any preferential rights to purchase any of its material assets or any material amount of its assets; (C) contracts that restrict Company or its Significant Subsidiary from competing in any line of business or with any person in any geographical area in any material manner; (D) indentures, credit agreements, security agreements, mortgages, guarantees and promissory notes, and other contracts relating to the borrowing of money involving amounts in excess of $1,000,000; (E) contracts involving (x) the acquisition, merger or purchase of all or substantially all of the assets or business of any person, or (y) the purchase or sale of assets, or a series of purchases and sales of assets, involving aggregate consideration of $1,000,000 or more, in each case, other than contracts entered into in the ordinary course of business; (F) contracts with any affiliate that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act; (G) contracts that are material to Company and contain a "change in control" or similar provision; and (H) contracts relating to any material joint venture, partnership, strategic alliance or similar arrangement.

                  (ii) As of the date of this Agreement, all of the Material Contracts are in full force and effect and are the legal, valid and binding obligations of Company or its Significant Subsidiary, enforceable against it or the Significant Subsidiary in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Neither Company nor its Significant Subsidiary is in breach or default in any material respect under any Material Contract nor, to Company's knowledge, is any other party to any Material Contract in breach or default thereunder in any material respect, except for such breaches or defaults that do not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

            (q) Section 203 of the DGCL. The Board of Directors of Company has taken all action necessary so that the provisions of Section 203 of the DGCL applicable to a "business combination" (as defined in Section 203 of the DGCL) will not apply to the Offer, the Merger and the execution, delivery or performance of this Agreement and the Tender Agreement or the consummation of any of the transactions contemplated hereby and thereby. Except for Section 203 of the DGCL (which has been rendered inapplicable), no other takeover statute or similar statute or regulation of any state is applicable to the Offer, the Merger, the Tender Agreement or this Agreement (including all of the transactions contemplated hereby or thereby).

            (r) Required Vote. The affirmative vote of the holders of a majority of the issued and outstanding Common Stock entitled to vote hereon is the only vote of any class of capital stock of Company required by the DGCL or the certificate of incorporation or the bylaws of Company to adopt this Agreement and approve the transactions contemplated hereby.

            (s) Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company (other than the Financial Advisor), which arrangements have been disclosed in writing to Parent prior to the date of this Agreement.

            (t) Opinion of Financial Advisor. The Board of Directors of Company has received the opinion of the Financial Advisor, a complete and correct signed copy of which will be delivered to Parent solely for informational purposes promptly after receipt of a written copy thereof by Company, to the effect that, as of the date of this Agreement, the Offer Consideration to be received in the Offer and the Merger Consideration to be received in the Merger by the holders of Common Stock (other than Parent, Merger Sub and their respective affiliates) is fair, from a financial point of view, to such holders.

            (u) Title to Properties; Encumbrances. Company and its Significant Subsidiary have good, valid and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, (i) all of the material tangible properties and assets (real and personal) reflected in the consolidated balance sheet of Company as of December 31, 2001, included in the 2001 Form 10-K, except as indicated in the notes thereto and except for properties and assets that have been sold or otherwise disposed of in the ordinary course of business after such date, and except where the failure to have such good, valid and marketable title or valid leasehold interest does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (ii) all of the material tangible properties and assets acquired by Company and its Significant Subsidiary since December 31, 2001 and not otherwise disposed of, in each case, free and clear of all Liens, except for (A) Liens reflected or reserved against in the 2001 Form 10-K, (B) Liens listed or described in the title reports relating to such properties, (C) mechanics', carriers', workers', repairmen's or other Liens arising or incurred in the ordinary course of business, (D) Liens for Taxes, assessments and other similar governmental charges which are not due and payable or which may thereafter be paid without penalty, (E) easements, covenants, zoning, land use, rights-of-way, and other encumbrances or other restrictions and other imperfections of title which do not materially impair the marketability or the continued use of the property subject thereto as presently conducted, and (F) such Liens that do not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

            (v) Insurance. Company and its Significant Subsidiary maintain insurance policies of the type and in such amount as Company reasonably believes is appropriate for the conduct of the business or the ownership and operation of the assets of Company and its Significant Subsidiary. All such insurance policies are in full force and effect. Neither Company nor its Significant Subsidiary has received any notice of cancellation or modification in coverage amounts of any such insurance policies.

      Section 4.2 Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub jointly and severally represent and warrant to Company as follows:

            (a) Organization, Standing and Corporate Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed does not, and would not reasonably be expected to materially and adversely affect Parent's or Merger Sub's ability to timely perform the transactions contemplated by this Agreement (including the making and consummation of the Offer and the consummation of the Merger) or the legality or validity of this Agreement (a "Parent Material Adverse Effect"). Each of Parent and Merger Sub has delivered to Company complete and correct copies of its certificate of incorporation and bylaws, in each case, as amended to the date of this Agreement.

            (b) Authority; Noncontravention. Parent and Merger Sub have the requisite corporate power and authority to enter into this Agreement and the Tender Agreement, to perform their respective obligations under this Agreement and the Tender Agreement and to consummate the transactions contemplated by this Agreement and the Tender Agreement. The execution, delivery and performance of this Agreement and the Tender Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement and the Tender Agreement have been duly authorized by the Boards of Directors of each of Parent and Merger Sub and have been duly approved by Parent as sole stockholder of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub (other than in connection with a short-form merger under Section 253 of the DGCL) are necessary to authorize this Agreement, the Tender Agreement or to consummate the transactions contemplated by this Agreement and the Tender Agreement. This Agreement and the Tender Agreement have each been duly executed and delivered by each of Parent and Merger Sub and, assuming this Agreement constitutes a valid and binding obligation of Company, constitute valid and binding obligations of each of Parent and Merger Sub, enforceable against each such party in accordance with their respective terms. None of the execution and delivery of this Agreement or the Tender Agreement, the consummation of the transactions contemplated by this Agreement and the Tender Agreement or compliance with the provisions of this Agreement and the Tender Agreement, (i) conflicts with any of the provisions of the certificate of incorporation or bylaws of Parent or Merger Sub, in each case as amended to the date of this Agreement, (ii) conflicts with, result in a breach of or default under (with or without notice or lapse of time, or both) any contract (including the Commitment Letter (as defined in Section 4.2(e))), agreement, indenture, mortgage, deed of trust, lease or other instrument to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective assets is bound or subject, or (iii) subject to the governmental filings and other matters referred to in Section 4.2(c), contravenes any domestic or foreign law, rule or regulation, or any order, writ, judgment, injunction, decree, determination or award currently in effect that is applicable to Parent or Merger Sub, which, in the case of clauses (ii) and (iii) above, has, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

            (c) Consents and Approvals. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement and the Tender Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub, as the case may be, of any of the transactions contemplated by this Agreement and the Tender Agreement, except for (i) compliance with the HSR Act, (ii) compliance with any applicable requirements of the Securities Act and the Exchange Act, (iii) the filing of the Certificate of Merger with the Delaware State Secretary, and (iv) any other consents, approvals, authorizations, filings or notices which, if not made or obtained, does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

            (d) Disclosure Documents.

                  (i) The information with respect to Parent, Merger Sub and its other affiliates that Parent furnishes to Company in writing specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading (i) in the case of the Company Proxy Statement, if any, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of Company, at the time the stockholders vote on adoption of this Agreement and at the Effective Time, and (ii) in the case of any Company Disclosure Document other than the Company Proxy Statement, at the time of the filing thereof, at the time of any distribution thereof and, except as subsequently amended or supplemented, throughout the remaining pendency of the Offer.

                  (ii) The Offer Documents will comply as to form in all material respects with the applicable requirements of the Exchange Act and will not, at the time of the filing thereof, at the time of any distribution thereof and, except as subsequently amended or supplemented, throughout the remaining pendency of the Offer contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that no representation is made by Parent or Merger Sub with respect to statements or omissions in the Offer Documents based upon information furnished to Parent or Merger Sub in writing by Company specifically for use therein.

            (e) Financing. Parent has obtained a commitment letter (the "Commitment Letter") (a true, complete and executed copy of which has been delivered to Company) from UBS AG, Stamford Branch; UBS Warburg LLC; Credit Suisse First Boston, Cayman Islands Branch; Canadian Imperial Bank of Commerce; and CIBC World Markets Corp. (collectively, "Lender") pursuant to which Lender has agreed to provide Parent and Merger Sub, subject to the conditions set forth in the Commitment Letter and the market-flex provisions set forth in the fee letter referred to in the Commitment Letter and no other conditions, funds that, together with the Equity Commitment (as defined in this Section 4.2(e)) and cash on-hand of Company at the Effective Time (in such amount as contemplated by the Commitment Letter), would enable Parent and Merger Sub to timely perform their obligations to (i) pay in full (A) the aggregate Offer Consideration, (B) the aggregate Merger Consideration, (C) the aggregate Option Consideration, and (D) all fees and expenses payable by Parent, Merger Sub and the Surviving Corporation in connection with this Agreement and the transactions contemplated by this Agreement and (ii) satisfy and discharge the aggregate principal amount of the Notes (as defined in Section 6.10), together with all accrued and unpaid interest and any required premium or prepayment penalty thereon, pursuant to the Notes Tender Offer (as defined in Section 6.10) as contemplated by Section 6.10 and the Commitment Letter (such aggregate debt financing to satisfy clauses (i) and (ii) obtained pursuant to the Commitment Letter or any alternate financing obtained by Parent from one or more other sources on terms reasonably satisfactory to Company, the "Transaction Financing"). The Commitment Letter is in full force and effect and has not been amended. Parent and Merger Sub are not aware of any fact or occurrence that makes any of the assumptions set forth in the Commitment Letter unreasonable or would result in any of the conditions set forth in the Commitment Letter not being satisfied prior to the Outside Date.

Lender has not advised either Parent or Merger Sub or any of their respective affiliates of any reason why the financing contemplated by the Commitment Letter will not be consummated in accordance with its terms. All commitment and other fees required to be paid pursuant to the Commitment Letter and the fee letter referred to therein on or prior to the date of this Agreement have been paid. The total equity financing to be provided to Parent and Merger Sub that is contemplated by the Commitment Letter (the "Equity Commitment") will consist of equity contributed to Parent by private equity funds managed by Harvest Partners, Inc. and investors in such private equity funds. As of the date of this Agreement, such private equity funds and such investors have, collectively, and at all times prior to the Effective Time, will have, collectively, funds readily available to them, subject to no conditions (other than (1) advance notice requirements, (2) the conditions in favor of Parent and Merger Sub set forth in this Agreement and Exhibit A to this Agreement and (3) other non-material conditions capable of being satisfied prior to the Offer Completion
Date), to fund the Equity Commitment.

            (f) Parent-Owned Shares. As of the date of this Agreement, Parent, Merger Sub and their respective affiliates do not own any shares of Common Stock.

            (g) Interim Operations of Parent and Merger Sub. Each of Parent and Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and neither Parent nor Merger Sub has engaged in any business activities or conducted any operations other than in connection with such transactions.

                                   ARTICLE V

                         CONDUCT OF BUSINESS OF COMPANY

      Section 5.1 Conduct of Business of Company. Except as expressly provided for in this Agreement, during the period commencing on the date of this Agreement and ending on the earliest of (a) such time as Parent's Designees shall comprise a majority of the members of the Board of Directors of Company,
(b) the Effective Time, and (c) termination of this Agreement pursuant to
Section 8.1, Company and its Significant Subsidiary shall act and carry on their respective operations only in the ordinary course of business consistent with past practice and, to the extent consistent therewith, use reasonable efforts to preserve intact their respective business organizations, keep available the services of their respective key officers and employees and preserve the goodwill of those engaged in significant business relationships with them. To that end, without limiting the generality of the foregoing, except as expressly provided for in this Agreement or in the Disclosure Schedule, neither Company nor its Significant Subsidiary shall without the prior written consent of
Parent:

                  (i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its outstanding capital stock (other than regular quarterly dividends not in excess of $.05 per share), (B) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, or (C) purchase, redeem or otherwise acquire any shares of outstanding capital stock or any rights, warrants or options to acquire any such shares, except, in the case of this clause (C), for the acquisition of shares of Common Stock from holders of Options in full or partial payment of the exercise price payable by such holder upon exercise of Options;

                  (ii) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, other than upon the exercise of Options outstanding on the date of this Agreement;

                  (iii) amend its certificate of incorporation or bylaws (or comparable governing documents), except for any amendment required in connection with the performance by Company or its Significant Subsidiary of its obligations under this Agreement including but not limited to its obligations under Section 1.4;

                  (iv) acquire, make any investment in, or make any capital contributions to, any person or entity other than in the ordinary course of business;

                  (v) transfer, sell, lease, license, guarantee, mortgage, pledge or otherwise dispose or encumber any of its properties or assets that are material to its business, except in the ordinary course of business consistent with past practice, or otherwise in accordance with the transactions contemplated by this Agreement;

                  (vi) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, other than borrowings under existing credit facilities (or extension of such credit facilities) described in the Filed SEC Reports or otherwise in accordance with the transactions contemplated by this Agreement, including the Transaction Financing, or (B) make any loans or advances to any other person or entity, other than routine advances to employees consistent with past practice;

                  (vii) grant or agree to grant to any officer of Company any increase in wages or bonus, severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits, or establish any new compensation or benefit plans or arrangements, or amend or agree to amend any existing Benefit Plans, except as may be required under existing agreements or by law or pursuant to the normal severance policies or practices of Company as in effect on the date of this Agreement, or increases in salary or wages payable or to become payable in the ordinary course of business or establish, adopt, enter into or amend or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees, except in the ordinary course of business;

                  (viii) (A) enter into or amend any employment, consulting, severance or similar agreement with any individual other than in the ordinary course of business, except with respect to new hires of non-officer employees in the ordinary course of business or (B) amend any noncompetition or nonsolicitation agreement with any officer of Company;

                  (ix) enter into any agreement that restrains, limits or impedes Company's ability to compete with or conduct any business or line of business;

                  (x) sell, pledge or dispose of any stock or other equity interest owned by it to any other person;

                  (xi) enter into any contract or commitment with respect to capital expenditures with a value in excess of, or requiring expenditures by Company and its Significant Subsidiary in excess of, $250,000, individually, or enter into contracts or commitments with respect to capital expenditures with a value in excess of, or requiring expenditures by Company and its Significant Subsidiary in excess of, $1,000,000, in the aggregate, other than in accordance with the capital expenditure budgets of Company provided in writing to Parent prior to the date of this Agreement;

                  (xii) acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any person, or otherwise acquire any assets of any person (other than the purchase of assets in the ordinary course of business and consistent with past practice or as contemplated by this Agreement);

                  (xiii) agree to the settlement of or waive any material claim or litigation, except in the ordinary course of business;

                  (xiv) make any change in any Tax practice material to Company and its subsidiaries, taken as a whole, except as required by Applicable Law;

                  (xv) except as required by Applicable Law or GAAP, make any material change in its method of accounting;

                  (xvi) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Company or any of its subsidiaries (other than the Merger) or any agreement relating to an Acquisition Proposal, except as expressly permitted in Section 6.5;

                  (xvii) accelerate the payment, right to payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, option, insurance or other compensation or benefits other than pursuant to the terms of any such arrangement in effect on the date of this Agreement or as contemplated by this Agreement or as a result of the transactions contemplated by this Agreement;

                  (xviii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction (A) of any such claims, liabilities or obligations in the ordinary course of business and consistent with past practice, (B) of claims, liabilities or obligations reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) contained in the Filed SEC Reports, or (C) of the Notes as contemplated by Section 6.10;

                  (xix) enter into any contract that, had it been entered into prior to the date of this Agreement, would have constituted a Material Contract (other than as otherwise contemplated by this Agreement), or materially modify, amend or terminate any Material Contract or waive any of its material rights or claims under a Material Contract, except in each case in the ordinary course of business consistent with past practice;

                  (xx) other than as disclosed in the Filed SEC Reports, plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of Company, provided, however, that routine employee terminations shall not be considered subject to this Section 5.1(xx);

                  (xxi) take any action, engage in any transaction or enter into any agreement which would cause (A) any of the representations or warranties set forth in Article IV that are subject to, or qualified by, a "Company Material Adverse Effect" or other materiality qualification to be untrue as of the Effective Time, or any such representations and warranties that are not so qualified to be untrue in any material respect, or (B) any of the conditions to the Offer set forth in Exhibit A to this Agreement not being satisfied;

                  (xxii) take any action, including the adoption of any stockholder rights plan, which would, directly or indirectly, restrict or impair the ability of Parent to vote or otherwise to exercise the rights and receive the benefits of a holder of Common Stock with respect to shares of Common Stock that may be acquired or controlled by Parent or Merger Sub, or which would permit any holder of Common Stock to acquire securities of Company on a basis not available to Parent or Merger Sub if Parent or Merger Sub were to acquire any shares of Common Stock; or

                  (xxiii) authorize any of, or commit or agree to take any of, the foregoing actions in respect of which it is restricted by the provisions of this Section 5.1.

                                   ARTICLE VI

                              ADDITIONAL COVENANTS

      Section 6.1 Company Stockholders Meeting; Preparation of the Company Proxy Statement; Short-Form Merger.

            (a) As soon as practicable following the consummation of the Offer, if required by Applicable Law to consummate the Merger, Company shall take all action necessary, in accordance with the DGCL, the Exchange Act and other Applicable Law and its certificate of incorporation and bylaws to convene and hold a meeting of the stockholders of Company (the "Stockholders Meeting"), and Company agrees that this Agreement shall be submitted at such meeting, for the purpose of considering and voting upon this Agreement and to solicit proxies pursuant to the Company Proxy Statement in connection therewith. Subject to the provisions of Section 6.5(b), the Board of Directors of Company shall recommend that the holders of Common Stock vote in favor of the adoption of this Agreement at the Stockholders Meeting and shall cause such recommendation to be included in the Company Proxy Statement. At the Stockholders Meeting, Parent and Merger Sub shall cause all of the shares of Common Stock owned by them and any of their affiliates to be voted in favor of the adoption of this Agreement.

            (b) As soon as practicable following the consummation of the Offer, if required by Applicable Law in order to consummate the Merger, Company, in consultation with

Parent, shall promptly prepare and file the Company Proxy Statement with the SEC in accordance with the Exchange Act. Parent, Merger Sub and Company will cooperate with each other in the preparation of the Company Proxy Statement. Without limiting the generality or effect of the foregoing, Company shall use its reasonable best efforts to respond to all SEC comments with respect to the Company Proxy Statement and, subject to compliance with SEC rules and regulations, to cause the Company Proxy Statement to be mailed to Company's stockholders at the earliest practicable date and, if necessary, after the Company Proxy Statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material and, if required in connection therewith, resolicit proxies. Each of Parent and Merger Sub shall promptly supply to Company in writing, for inclusion in the Company Proxy Statement, all information concerning Parent and Merger Sub required under the Exchange Act or in response to an SEC comment to be included in the Company Proxy Statement.

            (c) Notwithstanding the foregoing clauses (a) and (b), if following the consummation of the Offer, Parent, Merger Sub and any other wholly owned subsidiary of Parent own, in the aggregate, at least 90% of the outstanding shares of Common Stock, the parties hereto shall take all necessary action to cause the Merger to become effective, promptly after the consummation of the Offer (and in any event, within three business days), without a meeting of stockholders of Company, in accordance with Section 253 of the DGCL.

      Section 6.2 Access to Information; Confidentiality. Company shall and shall cause its Significant Subsidiary to afford to Parent, its financing sources and its officers, employees, counsel, advisors and other representatives reasonable access (subject, however, to existing confidentiality and similar non-disclosure obligations) during normal business hours and upon reasonable notice during the period prior to the Effective Time to all of Company's properties, books, contracts, commitments, Tax Returns, personnel and records and, during such period, Company shall furnish as promptly as practicable to such persons such information concerning Company's and its Significant Subsidiary's businesses, properties, financial condition, operations and personnel as such persons may from time to time reasonably request. Except as required by law, Parent and Company will hold, and will cause its directors, officers, employees, accountants, counsel, financing sources, advisors and other representatives and affiliates to hold, any non-public information obtained (including the information referenced in Section 1.3(c)) from the other in confidence to the extent required by, and in accordance with the provisions of, the letter agreement, dated November 28, 2001, between Harvest Partners, Inc. and Company with respect to confidentiality and other matters (the "Confidentiality Agreement") as if Parent and Merger Sub were originally a party to the Confidentiality Agreement.

      Section 6.3 Reasonable Best Efforts. On the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all appropriate actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by this Agreement, including the satisfaction of the covenant set forth in Section 6.11 and the conditions set forth in Article VII and Exhibit A to this Agreement; provided, however, that Company shall not be required to nor shall it take any action otherwise prohibited by Section 5.1 without first obtaining the written approval of Parent, which approval will not be unreasonably withheld or delayed.

      Section 6.4 Public Announcements. Parent and Merger Sub, on the one hand, and Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release, SEC filing (including without limitation the Offer Documents, the Schedule 14D-9 and the Company Proxy Statement) or other public statements with respect to the transactions contemplated by this Agreement, including the Offer and Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Applicable Law, by court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities association which Merger Sub, Parent or any affiliate of Parent or Merger Sub or, as the case may be, Company, is a party, but only if it has used all reasonable efforts to consult with the other party unless it has been unable to do so in a timely manner.

      Section 6.5. Acquisition Proposals.

            (a) Company and its subsidiaries shall, and Company shall use its reasonable best efforts to cause each of its officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants and other agents (collectively "Company Representatives") immediately to, cease any discussions or negotiations with any Third Party (as defined in Section 9.3) that may be ongoing as of the date of this Agreement with respect to any Acquisition Proposal. Company and its subsidiaries shall not take, and Company shall use its reasonable best efforts to cause Company Representatives not to take, any action (i) to solicit, initiate, facilitate or knowingly encourage, directly or indirectly, the making or submission of any Acquisition Proposal (including, without limitation, by taking any action that would make Section 203 of the DGCL inapplicable to an Acquisition Proposal), (ii) to enter into any agreement, arrangement or understanding with respect to any Acquisition Proposal, or to agree to approve or endorse any Acquisition Proposal or enter into any agreement, arrangement or understanding that would require Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement, (iii) to initiate or participate in any way in any discussions or negotiations with, or furnish or disclose any nonpublic information to, any Third Party in connection with any Acquisition Proposal, or
(iv) to grant any waiver or release under, or amend, any standstill, confidentiality or similar agreement entered into by or on behalf of Company; provided, however, that, in response to a written Acquisition Proposal that did not result from a breach of this Section 6.5(a), Company (and Company Representatives) may (x) request clarifications from (but not enter into negotiations with or furnish nonpublic information to) any Third Party which makes such written Acquisition Proposal if such action is taken solely for the purpose of obtaining information reasonably necessary to ascertain whether such Acquisition Proposal is a Superior Proposal, or (y) participate in discussions and negotiations with, request clarifications from, or furnish nonpublic information to, any Third Party which makes such written Acquisition Proposal if
(A) such action is taken subject to a confidentiality agreement with terms not more favorable to such Third Party than the terms of the Confidentiality Agreement (as in effect on the date of this Agreement), (B) after consultation with outside legal counsel to Company and a nationally recognized investment bank, a majority of the members of the entire Board of Directors of Company determines in good faith that such Acquisition Proposal is a Superior Proposal and (C) a majority of the members of the entire Board of Directors of Company determines in good faith, after receiving advice from outside legal counsel to Company (which may be Company's regular outside counsel), that the taking of such action is necessary or appropriate to comply with the fiduciary duties of the Board of Directors under Applicable Law. Company shall use its reasonable best efforts to enforce, to the fullest extent permitted under Applicable Law, the provisions of any standstill, confidentiality or similar agreement entered into by or on behalf of Company (whether before or after the date of this Agreement) in connection with the matters contemplated by this Section 6.5 including, where necessary, by seeking injunctions to prevent any breaches of such agreements and seeking to enforce specifically the terms and provisions thereof in a court having jurisdiction.

            (b) Neither the Board of Directors of Company nor any committee thereof shall (i) withdraw, modify or amend, or publicly propose to withdraw, modify or amend, in a manner adverse to Parent or Merger Sub, the approval, adoption or recommendation of the Offer, the Merger or this Agreement (other than as a result of circumstances that would give rise to Company's right to terminate this Agreement pursuant to Section 8.1(b), Section 8.1(c), Section 8.1(g) or Section 8.1(h)), (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal or (iii) resolve to do any of the foregoing; provided that Company may take such action if (A) Company has complied with its obligations under Section 6.5(a) and Section 6.5(c), (B) all the conditions to Company's right to terminate this Agreement in accordance with
Section 8.1(d) have been satisfied (including the expiration of the five business day period described therein and the payment of all amounts required pursuant to Section 8.2(b)) and (C) simultaneously with such withdrawal, modification or recommendation, this Agreement is terminated in accordance with
Section 8.1(d). Nothing in this Agreement (including this Section 6.5) shall prohibit the Board of Directors of Company from making to Company's stockholders any recommendation and related filing with the SEC as required by Rules 14e-2 and 14d-9 under the Exchange Act with respect to any tender offer or taking any other legally required action (including, without limitation, the making of public disclosures as may be necessary or advisable under Applicable Law). Notwithstanding anything contained in this Agreement to the contrary, an exercise of Company's or its Board of Directors' rights under the immediately preceding sentence shall not constitute a breach of this Agreement by Company.

            For the purposes of this Agreement, the term "Acquisition Proposal" means any proposal or offer (including, without limitation, any public proposal to stockholders of Company) from any Third Party relating to (i) any direct or indirect acquisition or purchase of 20% or more of the consolidated assets of Company and its subsidiaries or 10% or more of any class of equity securities of Company or any of its subsidiaries, (ii) any tender offer or exchange offer that, if consummated, would result in any Third Party beneficially owning 10% or more of any class of equity securities of Company or any of its subsidiaries,
(iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company or any of its subsidiaries or (iv) any other transaction (other than any transaction contemplated by this Agreement or the Tender Agreement, including the Transaction Financing) the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Offer or the Merger.

            For the purposes of this Agreement, the term "Superior Proposal" means a bona fide written offer made by a Third Party to acquire all of the Common Stock pursuant to a tender offer or a merger or to acquire all or substantially all of the assets of Company and its subsidiaries (i) on terms which a majority of the members of the entire Board of Directors of Company determines in good faith to have a higher value than the consideration to be received by the stockholders of Company (in their capacity as such) than the transactions contemplated by this Agreement (including as modified by Parent in accordance with Section 8.1(d)), and (ii) which is reasonably capable of being consummated (taking into account, among other things, all legal, financial, regulatory and other aspects of such proposal (including, without limitation, conditions imposed by such Third Party on its obligations to consummate the transactions contemplated by such offer) and the identity of the Third Party making such proposal).

            (c) In addition to the obligations of Company set forth in Section 6.5(a), within one business day of the receipt or occurrence of any Acquisition Proposal by Company, Company shall advise Parent of the receipt or occurrence of such Acquisition Proposal and Company shall provide to Parent copies of any written materials received by Company in connection with such Acquisition Proposal, including the identity of the Third Party making such Acquisition Proposal. Company shall keep Parent informed of the status and material details (including amendments or proposed amendments) to any such Acquisition Proposal and keep Parent informed as to the material details of any information requested of or provided by Company and as to the material details of all discussions or negotiations (if any) with respect to any such Acquisition Proposal. Company shall promptly provide to Parent any non-public information concerning Company provided to any Third Party in connection with any Acquisition Proposal which had not previously been provided to Parent.

            (d) Company shall, as promptly as practicable after the date of this Agreement, request each Third Party that has executed a confidentiality agreement on or prior to the date of this Agreement with Company in connection with its consideration of acquiring Company or 10% or more of any class of equity securities of Company or its subsidiaries or 20% or more of the consolidated assets of Company and its subsidiaries to return or destroy all confidential information heretofore furnished to such person by or on behalf of Company, and Company shall use its reasonable efforts (consistent with the terms of any such agreement) to have such information returned or destroyed.

      Section 6.6 Consents, Approvals and Filings. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties to this Agreement shall (a) use its reasonable best efforts to cooperate with one another to determine which filings are required to be made prior to the Effective Time with, and which licenses, permits, consents, approvals, authorizations, qualifications and orders are required to be obtained from, Governmental Entities and other Third Parties as necessary for the consummations of the Offer, the Merger and the other transactions contemplated by this Agreement, (b) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act and the Exchange Act, with respect to the Offer, the Merger and the other transactions contemplated by this Agreement and (c) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Offer, the Merger and the other transactions contemplated by this Agreement, including, without limitation, using its reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and Third Parties as are necessary for the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement and to fulfill the conditions to the Offer and the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

      Section 6.7 Employee Benefit Matters.

            (a) From and after the Effective Time, Parent shall, and shall cause each of its subsidiaries (including the Surviving Corporation) to, honor and provide for payment of all cash benefits under the Incentive Plan (as provided in Section 3.2) and all other Benefit Plans, all in accordance with their respective terms; provided, however, that nothing in this Agreement shall prevent or restrict Parent or the Surviving Corporation or their respective subsidiaries from modifying or terminating any Benefit Plan in accordance with the terms thereof, nor obligate Parent or the Surviving Corporation or their respective subsidiaries to maintain any particular plan, program, arrangement or agreement. For the purpose of any Benefit Plan or any other plan, program or arrangement of Company that contains a provision relating to a change in control of Company, Parent acknowledges that such a change in control has occurred not later than the consummation of the Offer.

            (b) For at least one year after the Effective Time, Parent shall provide (or cause to be provided) to employees of Company and its subsidiaries (each a "Company Employee" and collectively "Company Employees") employee benefits and compensation not materially less favorable in the aggregate than those provided under the Benefit Plans to such employees immediately prior to the Effective Time (other than stock options and other stock based compensation). To the extent that Company Employees are included in any benefit plan of Parent or its subsidiaries, Parent agrees that Company Employees shall receive credit under such plan for service prior to the Effective Time with Company to the same extent such service was counted under similar Benefit Plans for purposes of eligibility (including eligibility for higher rates of matching contributions), vesting, eligibility for retirement (but not for benefit accrual), and for purposes of benefit accrual with respect to vacation, disability and severance benefits. To the extent that Company Employees are included in any medical, dental or health plan other than the plan or plans they participated in at the Effective Time, no such plans shall include pre-existing condition exclusions, waiting periods or actively-at-work requirements, except to the extent such provisions were applicable under the similar Benefit Plan at the Effective Time, and all such plans shall provide credit for any deductibles, co-payments and out-of-pocket limits applied or made with respect to each Company Employee in the calendar year of the Closing.

            (c) Any determination with respect to a Benefit Plan that requires the application of Section 280G of the Code ("Section 280G"), will be made by applying whichever provision set forth in the proposed regulations under Section 280G that were published on May 5, 1989, or in the proposed regulations under
Section 280G that were published on February 21, 2002, would be most favorable to the employee. The preceding sentence includes, but is not limited to, in the case of a provision in a Benefit Plan that could result in a reduction of payments or benefits to an employee, applying the provision or provisions of such regulations that would result in the smallest possible reduction in payments and benefits.

            (d) The provisions of this Section 6.7 shall not create in any current or former employee of Company or its subsidiaries any rights to employment or continued employment with Parent, the Surviving Corporation, Company or any of their respective subsidiaries or any right to specific terms or conditions of employment. Notwithstanding anything in this Agreement to the contrary, from and after the Effective Time, the Surviving Corporation shall have sole discretion over the hiring, promotion, retention, termination and other terms and conditions of the employment of the employees of the Surviving Corporation and its subsidiaries. The provisions of this Section
6.7 shall not apply to any employee of Company or its Significant Subsidiary covered by a collective bargaining agreement or who is otherwise a party to any employment or severance agreement with Company.

      Section 6.8 Indemnification; Directors' and Officers' Insurance.

            (a) From and after the Effective Time, the Surviving Corporation will, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless each person who is now, at any time has been or who becomes prior to the Effective Time a director or officer of Company, and their heirs and personal representatives (the "Indemnified Parties"), against liabilities and expenses incurred in connection with any proceeding arising out of or pertaining to any action or omission occurring prior to the Effective Time (including, without limitation, any proceeding which arises out of or relates to the transactions contemplated by this Agreement), pursuant to, and honor the terms of, their respective indemnification agreements with Company.

            (b) Parent will cause the Surviving Corporation to maintain in effect for not less than six years after the Effective Time, Company's current directors' and officers' insurance policies, if such insurance is obtainable (or policies equivalent in all material respects to those maintained by or on behalf of Company on the date of this Agreement, and having at least the same coverage and containing terms and conditions no less advantageous to the current and all former directors and officers of Company) with respect to acts or failures to act prior to the Effective Time; provided, however, that in order to maintain or procure such coverage, Parent and the Surviving Corporation shall not be required to maintain or obtain policies providing such coverage except to the extent such coverage can be provided at an annual cost of no greater than $500,000 (the "Cap"); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, Parent or the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

            (c) The certificate of incorporation and bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the certificate of incorporation and bylaws of Company as in effect on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement). Parent, Merger Sub and Company agree that all rights existing in favor of any Indemnified Party under any indemnification agreement in effect as of the date of this Agreement shall survive the Merger and shall continue in full force and effect, without any amendment thereto.

            (d) The provisions of this Section 6.8 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of Parent, Merger Sub, Company and the Surviving Corporation.

      Section 6.9 Transfer Taxes. Parent and Company shall cooperate in the preparation, execution and filing of all returns, applications, questionnaires or other documents regarding any real property transfer, stamp, recording, documentary, gains, sales, use, value added, stock transfer or other taxes and any other fees and similar taxes which become payable in connection with the Merger (collectively, "Transfer Taxes"). From and after the Effective Time, Parent shall pay or cause to be paid, without deduction or withholding from any amounts payable to the holders of Common Stock, all Transfer Taxes.

      Section 6.10 Notes Tender Offer; Consent Solicitation. Promptly following the commencement of the Offer and upon such terms as Parent may reasonably request, and at Parent's sole cost and expense (and if such costs and expenses are first paid by Company, Parent and Merger Sub shall promptly reimburse Company for such costs and expenses upon request), Company shall (a) commence (within the meaning of Rule 14d-2 under the Exchange Act), a cash tender offer to purchase all of Company's outstanding 9-1/4% Senior Subordinated Notes, due 2008 (the "Notes") as contemplated by the Commitment Letter (the "Notes Tender Offer") and (b) solicit the consent of the holders of the Notes to, subject to the concurrent consummation of the Offer, amend the indenture under which the Notes were issued, dated as of March 1, 1998 (the "Note Indenture"), to permit the transactions contemplated by this Agreement (including, without limitation, the Transaction Financing). Company shall defease pursuant to Section 8.01 of the Note Indenture all Notes not tendered pursuant to the Notes Tender Offer with funds made available by the Transaction Financing or otherwise from Parent. Notwithstanding anything in this Agreement to the contrary, Company shall not be required to accept for payment or pay for any Notes tendered pursuant to the Notes Tender Offer or defease any of the Notes prior to the consummation of the Offer.

      Section 6.11 Financing-Related Cooperation.

            (a) Each of Parent and Merger Sub shall comply, and shall cause its affiliates to comply, with their respective obligations under the Commitment Letter (including, without limitation, receipt or funding of the Equity Commitment) and shall use reasonable best efforts to obtain the funding contemplated by the Commitment Letter (including, if necessary, any bridge financing contemplated under the Commitment Letter). Parent and Merger Sub shall use reasonable best efforts to enter into definitive financing agreements within 15 business days of the date of this Agreement, and in any event prior to the Outside Date. If the Commitment Letter is terminated by Lender or such funds shall not otherwise be available, Parent and Merger Sub shall use reasonable best efforts to obtain an alternative source or sources for the Transaction Financing on terms reasonably acceptable to Company. Parent and Merger Sub will not amend, terminate or waive any provisions of the Commitment Letter without the prior written consent of Company if the effect thereof would be reasonably likely to prevent or materially delay the consummation of the transactions contemplated by this Agreement or adversely affect the consummation of the Offer or the Merger. Neither Parent, Merger Sub nor any of their respective affiliates shall knowingly attempt, directly or indirectly, to induce or encourage Lender not to fund any of the financing provided for in the Commitment Letter. Parent and Merger Sub will promptly following Company's request provide Company with such information as Company may reasonably request regarding the status of the Transaction Financing (including copies of the draft or definitive financing agreements). Parent and Merger Sub will provide prompt written notice to Company of any notice by the Lender or the lender or lenders of any substitute financing of its or their unwillingness or inability to provide the Transaction Financing and the stated reasons therefor, if known.

            (b) Company agrees to provide, and will cause its subsidiaries and its and their respective officers, employees and advisers to provide, upon the reasonable request of Parent, and at Parent's sole cost and expense (and if such costs and expenses are first paid by Company, Parent and Merger Sub shall promptly reimburse Company for such costs and expenses upon request), all cooperation reasonably necessary in connection with the arrangement of any financing to be consummated contemporaneously with or at or after the Closing in respect of the transactions contemplated by this Agreement, including participation in meetings, due diligence sessions, road shows, the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, the execution and delivery of any commitment letters, underwriting or placement agreements, pledge and security documents, other definitive financing documents, or other requested certificates or documents, including a certificate of the chief financial officer of Company with respect to solvency matters, comfort letters of accountants and legal opinions as are customary for transactions of this type and as may be reasonably requested by Parent and taking such other actions as are customary for transactions of this type and as are reasonably required to be taken by Company in connection with the Transaction Financing. In addition, in connection with the obtaining of any such financing, Company agrees, at the reasonable request of Parent, to call for prepayment or redemption, or to prepay, redeem and/or renegotiate, as the case may be, any then existing indebtedness of Company; provided that no such prepayment, redemption or renegotiation shall actually be made or consummated prior to the consummation of the Offer.

      Section 6.12 Solvency Opinion. If (i) Parent, Merger Sub or any affiliate of Parent or Merger Sub, or (ii) any lender of the Transaction Financing, is provided an opinion as to solvency matters relating to Company or the transactions contemplated by this Agreement (including the Transaction Financing), the Board of Directors of Company shall be provided the same opinion as an addressee.

                                  ARTICLE VII

                              CONDITIONS PRECEDENT

      Section 7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger is subject to the satisfaction or written waiver on or prior to the Effective Time of the following conditions:

            (a) Completion of the Offer. Merger Sub shall have made, or caused to be made, the Offer and shall have accepted for payment and paid for all shares of Common Stock validly tendered and not withdrawn pursuant to the Offer; provided, however, that neither Parent nor Merger Sub may invoke this condition if Merger Sub fails to make or cause to be made the Offer or accept for payment or pay for shares of Common Stock pursuant to the Offer in violation of the terms of the Offer or this Agreement.

            (b) Stockholder Approval. This Agreement shall have been adopted by the affirmative vote of the holders of the requisite number of shares of Common Stock if such vote is required pursuant to Company's certificate of incorporation, the DGCL or other Applicable Law; provided, however, that neither Parent nor Merger Sub may invoke this condition if either of them or any of their respective affiliates shall have failed to vote the shares of Common Stock held by it in favor of this Agreement.

            (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that the party invoking this condition shall use its reasonable best efforts to have any such order, injunction or restraint vacated.

            (d) Statutes. No United States or state Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule or regulation which prevents or prohibits the consummation of the Merger or has the effect of making the consummation of the Merger illegal.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

      Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of Company:

            (a) by mutual consent of Parent and Merger Sub on the one hand and Company on the other hand;

            (b) by Company, if Parent or Merger Sub shall have (i) failed to commence the Offer within five business days following the date of this Agreement or (ii) made any change to the Offer in contravention of the provisions of Article I;

            (c) by either Parent or Company, if the Offer shall have terminated or expired in accordance with its terms without Merger Sub having purchased any shares of Common Stock pursuant to the Offer; provided that the failure of Merger Sub to purchase any shares of Common Stock pursuant to the Offer shall not have been caused by (A) the failure of one or more of the conditions set forth in Section (iii) or Section (iv)(c) of Exhibit A to this Agreement to be satisfied or waived (in which event termination of this Agreement shall be governed, as applicable, by Section 8.1(f) or Section 8.1(h) of this Agreement) or (B) the failure of the terminating party to fulfill its obligations pursuant to this Agreement;

            (d) by Company in order to accept a Superior Proposal; provided, however, that Company may not terminate this Agreement pursuant to this Section 8.1(d) unless and until (i) five business days have elapsed following delivery to Parent of a written notice of Company's intent to terminate this Agreement pursuant to this Section 8.1(d) and, during such five business-day period, Company has cooperated with Parent by, among other things, informing Parent of the terms and conditions of such Superior Proposal and the identity of the Third Party making such Superior Proposal, with the intent of enabling Parent, Merger Sub and Company to negotiate a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be consummated, (ii) at the end of such five business-day period, a majority of the members of the entire Board of Directors of Company continues to determine in good faith, taking into account any modifications to this Agreement offered by Parent, that termination of this Agreement and Company's entering into an agreement to effect such Superior Proposal is necessary or appropriate to comply with the fiduciary duties of the Board of Directors of Company under Applicable Law and (iii) (A) simultaneously or substantially simultaneously with such termination, Parent receives all fees and expense reimbursements set forth in Section 8.2(b) by wire transfer in same day funds and (B) simultaneously or substantially simultaneously with such termination Company enters into a definitive acquisition, merger or similar agreement to effect such Superior Proposal;

            (e) by Parent, if the Board of Directors of Company or any committee thereof shall have prior to Merger Sub's initial purchase of Common Stock in the Offer (the "Offer Completion Date"): (i) withdrawn, modified or amended, or resolved to withdraw, modify or amend, or publicly proposed to withdraw, modify or amend, in a manner adverse to Parent or Merger Sub, the approval, adoption or recommendation, as the case may be, of the Offer, the Merger or this Agreement (other than as a result of circumstances that would give rise to Company's right to terminate this Agreement pursuant to Section 8.1(b), Section 8.1(c), Section 8.1(g), or Section 8.1(h)); provided, however, that any public statement that Company has received an Acquisition Proposal in compliance with Section 6.5(a)(i) or has entered into discussions with or provided information to any Third Party regarding an Acquisition Proposal in compliance with Section 6.5(a)(iii), or otherwise only describes the operation of Section 6.5 or this
Section 8.1, shall not be deemed to be a withdrawal, change or modification of the recommendation (or a public proposal with respect thereto) of the Board of Directors of Company for the purposes of this Section 8.1(e), (ii) approved or recommended, or resolved to approve or recommend, or publicly proposed to approve or recommend, any Acquisition Proposal, (iii) not rejected any publicly announced Acquisition Proposal within 10 business days of Company's receipt of such Acquisition Proposal or (iv) failed to reaffirm its approval and recommendation of the Offer, the Merger or this Agreement within 10 business days of Parent's written request for such reaffirmation;

            (f) by Parent, at any time prior to the Offer Completion Date, if Company shall materially breach any of its representations, warranties or obligations hereunder and (i) such breach has not been cured by Company or waived by Parent or (ii) Company shall not have provided Parent with reasonable assurance that such breach will be cured on or prior to the later of 10 business days after receipt by Company of written notice from Parent of such breach and the Outside Date, but only if such breach, individually or together with all other such breaches, constitutes a failure of the conditions contained in Section (iv)(c) of Exhibit A to this Agreement as of the date of such termination;

            (g) by Company, at any time prior to the Offer Completion Date, if Parent or Merger Sub shall materially breach any of its representations, warranties or obligations hereunder (including, without limitation, the failure of Parent and Merger Sub to have received the Equity Commitment on or prior to the Outside Date) and (i) such breach has not been cured by Parent or waived by Company, or (ii) Parent and Merger Sub shall not have provided Company with reasonable assurance that such breach will be cured on or prior to the later of 10 business days after receipt by Parent of written notice from Company of such breach and the Outside Date, but only if such breach, individually or together with all other such breaches, constitutes a Parent Material Adverse Effect; or

            (h) by Company, if the condition contained in Section (iii) of Exhibit A to this Agreement shall not have been satisfied by the Outside Date or becomes incapable of fulfillment prior to the Outside Date (including, without limitation, as a result of the inability of Parent and Merger Sub to document the financing in a manner reasonably satisfactory to Lender or the lender or lenders for any substitute financing, or the failure of Parent to obtain substitute financing) (provided that the conditions set forth in Section (ii), Section (iv)(a) and Section (iv)(d) of Exhibit A to this Agreement shall have been satisfied or waived).

      Section 8.2 Effect of Termination.

            (a) Agreement Void. Upon the termination and abandonment of this Agreement pursuant to Section 8.1 by Parent or Merger Sub, on the one hand, or Company on the other hand, written notice thereof shall forthwith be given to the other party or parties specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders and all rights and obligations of any party hereto shall cease, except for agreements contained in the last sentence of Section 6.2, this Section 8.2 and Article IX, provided, however, that nothing contained in this Section 8.2 shall relieve any party from liability for any prior deliberate or willful breach of this Agreement, except as provided in this Section 8.2.

            (b) Fees and Expenses.

                  (i) If this Agreement is terminated by Company pursuant to
Section 8.1(d) or by Parent pursuant to Section 8.1(e)(ii), then Company shall (provided that this Agreement is not then terminable by Company pursuant to Section 8.1(g)) (A) reimburse Parent in immediately available funds an amount, not in excess of $3,000,000, for the documented out-of-pocket cost, fees and expenses of Parent and Merger Sub incurred on or after the date of this Agreement related to the Offer, the Merger, the Notes Tender Offer, this Agreement, the Transaction Financing and the transactions contemplated hereby and thereby (including, without limitation, printing fees, filing fees and fees and expenses of its legal and financial advisors and all fees and expenses payable to any financing sources, but specifically excluding any fees paid to Harvest Partners, Inc. or any of its affiliates or the cost or expense of any employees or overhead of Parent, Merger Sub, Harvest Partners, Inc. or any of their respective affiliates)(collectively, "Parent Expenses") and (B) pay to Parent in immediately available funds an amount equal to $11,500,000 (the "Termination Fee").

                  (ii) If this Agreement is terminated by Parent pursuant to
Section 8.1(e)(i), Section 8.1(e)(iii), Section 8.1(e)(iv) or Section 8.1(f), then Company shall (provided that this Agreement is not then terminable by Company pursuant to Section 8.1(g)) reimburse

Parent in immediately available funds an amount not in excess of $3,000,000 for all Parent Expenses.

                  (iii) If this Agreement is terminated by Company pursuant to
Section 8.1(b) or Section 8.1(g), then Parent and Merger Sub shall (provided that this Agreement is not then terminable by Parent pursuant to Section 8.1(f)) reimburse Company in immediately available funds an amount not in excess of $3,000,000 for the documented out-of-pocket costs, fees, and expenses of Company incurred on or after the date of this Agreement related to the Offer, the Merger, the Notes Tender Offer, this Agreement and the transactions contemplated hereby and thereby (including, without limitation, printing fees, filing fees and fees and expenses of its legal and financial advisors and all fees and expenses payable in connection with any litigation related to the Offer, the Merger, the Notes Tender Offer, this Agreement and the transactions contemplated hereby or thereby, but specifically excluding the costs of Company's employees and Company's overhead).

                  (iv) If (A) this Agreement is terminated by Parent or Company pursuant to Section 8.1(c) (and this Agreement is not then terminable by Company pursuant to Section 8.1(g)), (B) all the conditions contained in Section (ii), Section (iii), Section (iv)(a) and Section (iv)(b) of Exhibit A to this Agreement shall have been satisfied, (C) the Minimum Share Condition shall not have been satisfied, (D) all the conditions contained in Section (iv)(c) and Section (iv)(d) of Exhibit A to this Agreement shall have been satisfied or waived by Parent, (E) at any time after the date of this Agreement and prior to the termination of this Agreement by Parent, an Acquisition Proposal with respect to Company shall have been publicly announced or otherwise publicly communicated (a "Third-Party Public Proposal") and such Third-Party Public Proposal has not been terminated or withdrawn prior to the termination of this Agreement by Parent, and (F) within one year of the termination of this Agreement by Parent or Company, Company consummates a transaction with the Third-Party that made such Third-Party Public Proposal (or an affiliate thereof), Company shall pay or cause to be paid to Parent the Termination Fee (plus an amount not in excess of $3,000,000 of Parent Expenses, provided that Parent had not already been reimbursed such expenses pursuant to this Agreement) promptly (and in any event within two business days) following the consummation of such transaction. Notwithstanding anything contained in this Agreement to the contrary, Parent shall be entitled to receive payment of only one Termination Fee under this Agreement.

                  (v) The right of Parent to receive the payments contemplated by this Section 8.2, and the right of Company to receive the payments contemplated by this Section 8.2 and the reimbursement obligations set forth in
Section 6.10 and Section 6.11(b), shall be in lieu of (i) any liability, damages, remedy or other claim by Parent, Merger Sub and their respective affiliates, on the one hand, and Company and its affiliates, on the other hand, in respect of the Offer, the Merger, the Transaction Financing, the Notes Tender Offer and the transactions contemplated by this Agreement and (ii) any other liability for a deliberate or willful breach of this Agreement.

                  (vi) This Section 8.2(b) will survive any termination of this Agreement. Parent, Merger Sub and Company each acknowledge that the agreements contained in this Section 8.2(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent, Merger Sub and Company would not enter into this Agreement.

      Section 8.3 Amendment. Subject to any applicable provisions of the DGCL and Section 1.4(b), at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after the Offer Completion Date, no amendment shall be made which would reduce the amount or change the type of consideration into which each share of Common Stock shall be converted upon consummation of the Merger. This Agreement may not be modified or amended except by written agreement executed and delivered by duly authorized officers of each of the respective parties.

      Section 8.4 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) subject to Section 8.3, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement, in each case subject to Section 1.4(b). Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

      Section 8.5 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.1, an amendment of this Agreement pursuant to Section 8.3 or an extension or waiver pursuant to Section
8.4 shall, in order to be effective, require in the case of Parent, Merger Sub or Company, action by its Board of Directors (in the case of Company, subject to Section 1.4(b)).

                                   ARTICLE IX

                               GENERAL PROVISIONS

      Section 9.1 Nonsurvival of Representations and Warranties. The respective representations and warranties of Company, on the one hand, and each of Parent and Merger Sub, on the other hand, contained in this Agreement to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

      Section 9.2 Fees and Expenses. Except as set forth in Section 6.10,
Section 6.11 and Section 8.2, whether or not the Merger shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated by this Agreement.

      Section 9.3 Certain Definitions. For purposes of this Agreement:

            (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person; provided that, for the purposes of this definition, "control" (including with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or partnership interests, by contract or otherwise;

            (b) "business day" means any day other than Saturday, Sunday or any other day on which banks in The City of New York are required or permitted to close;

            (c) a "Company Material Adverse Effect" means a material adverse effect on (i) the ability of Company to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement or
(ii) the assets, liabilities (actual or contingent), financial condition, results of operations or business of Company and its subsidiaries, taken as a whole, excluding any change or development resulting from or arising in connection with (A) economic, financial market, regulatory or political conditions generally or generally affecting the principal markets in which Company conducts business, which in each case do not adversely affect Company disproportionately, to other companies in the building products/siding and windows industry, (B) changes affecting the building products/siding and windows industry generally which do not adversely affect Company disproportionately to other companies in the building products/siding and windows industry, (C) this Agreement or any transaction contemplated by this Agreement or the announcement thereof, (D) any matters disclosed in the Disclosure Schedule or (E) the failure of the holders of any Notes to tender their Notes to Company in the Notes Tender Offer;

            (d) "Disclosure Schedule" means the disclosure schedule delivered by Company to Parent simultaneously with the execution of this Agreement;

            (e) "knowledge" means the actual knowledge of any executive officer of Company or Parent, as the case may be, after due inquiry;

            (f) "person" means an individual, a partnership, a limited liability partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization, a group and a Governmental Entity; and

            (g) a "subsidiary" of a specified person means any other person of which (i) such specified person or any subsidiary thereof is a general partner,
(ii) voting power to elect a majority of the board of directors or others performing similar functions with respect to such other person is held by such specified person and/or by any one or more of its subsidiaries, or (iii) at least 50% of the equity interests of such other person is, directly or indirectly, owned or controlled by such specified person and/or by any one or more of its subsidiaries. For purposes of this Agreement, AMI Management Company is and shall be deemed to be a subsidiary of Company.

            (h) "Third Party" means any person or "group" (as defined in Section 13(d)(3) of the Exchange Act) and their respective directors, officers, employees, representatives, financing sources and agents other than Parent, Merger Sub, Harvest Partners, Inc. or any of their affiliates and their respective directors, officers, employees, representatives, financing sources and agents.

            Section 9.4 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (i) if to Parent or to Merger Sub, to

                            c/o Harvest Partners, Inc.
                            280 Park Avenue
                            33rd Floor
                            New York, NY 10017
                            Attention: Ira D. Kleinman
                            Telecopy: (212) 812-0100

                      with a copy (which shall not constitute notice) to:

                            White & Case LLP
                            1155 Avenue of the Americas
                            New York, NY 10036-2787
                            Attention: John M. Reiss
                                       Oliver C. Brahmst
                            Telecopy: (212) 354-8113

                  (ii) if to Company, to

                            Associated Materials Incorporated
                            2200 Ross Avenue
                            Suite 4100 East
                            Dallas, Texas 75201
                            Attention: Chief Executive Officer
                                       and Chief Financial Officer
                            Telecopy: (214) 220-4607

                      with a copy (which shall not constitute notice) to:

                            Jones, Day, Reavis & Pogue
                            2727 N. Harwood Street
                            Dallas, TX 75201
                            Attention: James E. O'Bannon
                            Telecopy: (214) 969-5100

      Section 9.5 Interpretation. When a reference is made in this Agreement to a Section or an Article, such reference shall be to a Section or an Article of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Accounting terms used in this Agreement but not otherwise defined in this Agreement have the meaning assigned to them in accordance with GAAP.

      Section 9.6 Entire Agreement; Third-Party Beneficiaries. This Agreement (including Exhibit A to this Agreement and the Disclosure Schedule) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement (except for the letter agreement referenced in the last sentence of Section 6.2). Except for (i) Section 3.2 (which is intended to benefit, and may be enforced by each holder of Options), (ii) Section 6.7 (which is intended for the benefit of the present and former directors and officers of Company, and may be enforced by, each present and former director and officer of Company, and
(iii) Section 6.8 (which is intended to benefit, and may be enforced by, each of the Indemnified Parties), this Agreement is not intended to confer upon any person, other than the parties hereto, any rights or remedies.

      Section 9.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

      Section 9.8 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

      Section 9.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

      Section 9.10 Enforcement. Irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto (a) hereby irrevocably and unconditionally consents to submit to the personal jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the "Delaware Courts") in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) shall not object to or attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) shall not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any other court, other than to enforce the judgment of a Delaware Court.

      Section 9.11 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained in this Agreement.

      Section 9.12 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

                            [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, Parent, Merger Sub and Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                            HARVEST/AMI HOLDINGS INC.

                            By:   /s/ Ira D. Kleinman
                                 ---------------------------------------
                            Name: Ira D. Kleinman
                                 ---------------------------------------
                            Title: President
                                 ---------------------------------------

                            SIMON ACQUISITION CORP.

                            By:   /s/ Ira D. Kleinman
                                ----------------------------------------
                            Name: Ira D. Kleinman
                                ----------------------------------------
                            Title: President
                                 ---------------------------------------

                            ASSOCIATED MATERIALS INCORPORATED

                            By:  /s/ William W. Winspear
                               -----------------------------------------
                               William W. Winspear, Chairman, President
                               and Chief Executive Officer

                                                                       EXHIBIT A

      Unless otherwise defined in this Agreement, capitalized terms used in this Agreement shall have the meanings ascribed to them in the Agreement.

      Conditions to the Offer. Notwithstanding any other provision of the Offer or the Agreement, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub's obligation to pay for or return tendered shares of Common Stock promptly after expiration or termination of the Offer), to pay for any shares of Common Stock tendered pursuant to the Offer, and, subject to the terms of the Agreement, may terminate the Offer and may postpone the acceptance of, and payment for, any shares of Common Stock if (i) there shall not have been validly tendered and not withdrawn a number of shares of Common Stock (together with any shares of Common Stock then owned by Parent, Merger Sub or any of their respective subsidiaries) which constitutes at least a majority of the shares of Common Stock issued and outstanding on a fully-diluted basis on the date of purchase (the "Minimum Share Condition") ("on a fully-diluted basis" having the following meaning, as of any date: the number of shares of Common Stock outstanding (excluding shares of Common Stock held as treasury stock by Company), together with the number of shares of Common Stock Company may be required to issue pursuant to obligations outstanding at that date under the Incentive Plan or otherwise, whether or not vested or then exercisable), (ii) any applicable waiting periods (and any extension thereof) under the HSR Act shall not have expired or been terminated prior to the Expiration Date of the Offer, (iii) the Transaction Financing shall not have been obtained by Parent or Merger Sub by the Offer Completion Date, or
(iv) if at any time on or after the date of the Agreement, any of the following events shall have occurred and be continuing:

            (a) any United States or state Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which is in effect and which (i) prevents or prohibits consummation of the transactions contemplated by the Agreement, including the Offer or the Merger, (ii) prohibits or limits materially the ownership or operation by Parent of all or any material portion of the business or assets of Company taken as a whole, or (iii) imposes material limitations on the ability of Parent, Merger Sub or any other subsidiary of Parent to exercise effectively full rights of ownership of any shares of Common Stock, including without limitation the right to vote any shares of Common Stock acquired by Merger Sub pursuant to the Offer or otherwise on all matters properly presented to Company's stockholders, including without limitation the approval and adoption of the Agreement and the transactions contemplated thereby;

            (b) the Merger Agreement shall have been terminated in accordance with its terms;

            (c) either of the following shall fail to be true:

                  (i) the representations and warranties of Company set forth in
            Section 4.1 of the Agreement that are qualified by materiality shall be true and correct as of such Expiration Date (except for those representations and warranties that speak as of an earlier date, which shall be true and correct as of such earlier date) and the representations and warranties of Company set forth in Section 4.1 of the Agreement that are not so qualified shall be true and correct in all material respects as of such Expiration Date (except for those representations and warranties that speak as of an earlier date, which shall be true and correct in all material respects as of such earlier date), except for changes permitted by the Agreement, and except, in the case of all breaches, where such breach would not have, individually or in the aggregate, a Company Material Adverse Effect;

                  (ii) the covenants of Company set forth in this Agreement to be performed on or before such Expiration Date shall have been performed in all material respects; or

            (d) any Company Material Adverse Effect;

which, in the sole judgment of Merger Sub, in any such case, and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payments.

      The foregoing conditions (other than the Minimum Share Condition) are for the sole benefit of Parent and Merger Sub and their affiliates and may be asserted by Parent or Merger Sub regardless of the circumstances giving rise to any such condition or may be waived by Parent or Merger Sub, in whole or in part, from time to time in their respective sole discretion, except as otherwise provided in the Agreement. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time.

      Should the Offer be terminated pursuant to the foregoing provisions, Parent shall cause all tendered shares of Common Stock not theretofore accepted for payment to promptly be returned to the tendering stockholders.


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